Exhibit (a)(1)

Offering Memorandum

Helix BioMedix, Inc.

Offer

8% Convertible Promissory Notes due July 1, 2011 in principal amount of $3,474,000

8% Convertible Promissory Notes due July 1, 2013 in principal amount of $1,000,000

Warrants to purchase 868,500 shares of Common Stock at an exercise price of $1.00 per share

Warrants to purchase 250,000 shares of Common Stock at an exercise price of $0.80 per share

THE OFFER WILL EXPIRE AT 11:59 P.M., EASTERN TIME,

ON DECEMBER 24, 2010, UNLESS EXTENDED OR EARLIER TERMINATED.

Helix BioMedix, Inc. hereby offers, upon the terms and conditions set forth in this Offering Memorandum and in the enclosed Election (the “Offer”), to

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amend and convert into shares of our Common Stock or amend those certain outstanding 8% Convertible Promissory Notes due July 1, 2011 in the aggregate principal amount of $4,474,000 (the “2011 Notes”) and those certain outstanding 8% Convertible Promissory Notes due July 1, 2013 in the aggregate principal amount of $1,000,000 (the “2013 Notes,” and together with the 2011 Notes, the “Existing Notes”); and/or

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amend and exercise those certain outstanding Warrants to purchase 868,500 shares of Common Stock at an exercise price of $1.00 per share (the “2011 Warrants”) and those certain outstanding Warrants to purchase 250,000 shares of Common Stock at an exercise price of $0.80 per share (the “2013 Warrants,” and together with the 2011 Warrants, the “Existing Warrants”).

The 2011 Notes are due on July 1, 2011 and are convertible into shares of our Common Stock at a price of $1.00 per share, and the 2013 Notes are due on July 1, 2013 and are convertible into shares of our Common Stock at a price of $0.80 per share. At the election of the holders thereof, the Existing Notes and all accrued interest thereon will be converted in the Offer into shares of our Common Stock at a price of $0.60 per share; alternatively, the Existing Notes may be amended (the “Amended Notes”) such that they will be due July 1, 2015 and convertible into shares of our Common Stock at a price of $0.75 per share. The 2011 Warrants and 2013 Warrants may be amended (the “Amended Warrants”) and exercised in the Offer for twice the number of shares of our Common Stock as the Existing Warrants at an exercise price per share equal to half of the exercise price of the Existing Warrants, such that the aggregate exercise price under both the Existing Warrants and the Amended Warrants will remain the same. Existing Warrants that are not amended and exercised in the Offer will not be amended. The Offer is being made to all holders of outstanding Existing Notes and Existing Warrants.

If you wish to participate in the Offer, you must complete and sign the enclosed Election by following the instructions set forth therein and deliver such Election and all other materials described therein to Helix BioMedix, Inc., 22118 20th Avenue SE, Suite 204, Bothell, Washington 98021, before 11:59 p.m., Eastern time, on December 24, 2010, unless we extend or terminate the Offer (the “Expiration Date”).

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Offering Memorandum is truthful or complete. Any representation to the contrary is a criminal offense. See the section of this Offering Memorandum entitled “Risk Factors” for a discussion of the risks that you should consider before participating in the Offer.

The date of this Offering Memorandum is December 9, 2010.

About this Offer

This Offering Memorandum is not an offer to sell, or a solicitation of an offer to buy, by any person where it is unlawful for that person to make such an offer or solicitation or to any person to whom it is unlawful to make such an offer or solicitation.

This Offering Memorandum summarizes various documents and other information. Those summaries are qualified in their entirety by reference to the documents and information to which they relate. In making a decision about whether to participate in the Offer, investors should rely only on the information provided or incorporated by reference in this Offering Memorandum and on their own examination of our business and the terms of the Offer, including the merits and risks involved. No one else is authorized to provide investors with any other information. The information contained in this Offering Memorandum is as of the date hereof and nothing shall create any implication that the information contained herein is correct at any time after the date hereof. The contents of this Offering Memorandum are not to be construed as legal, business or tax advice. Each prospective investor should consult the investor’s own attorney, business advisor and tax advisor as to legal, business or tax advice with respect to participation in the Offer.

All inquiries relating to the procedures for participating in the Offer or requests for additional copies of this Offering Memorandum or the enclosed Election or for copies of the periodic reports filed by us with the SEC and described in this Offering Memorandum may be directed to Helix BioMedix, Inc. at the telephone number or address listed below:

Helix BioMedix, Inc.

22118 20th Avenue SE, Suite 204

Bothell, Washington 98021

Telephone: (425) 402-8400

Attention: R. Stephen Beatty, President and Chief Executive Officer

Forward-Looking Statements

Certain statements in this Offering Memorandum may constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the word “estimate,” “project,” “intend,” “expect,” “believe,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled to” or “anticipates,” or variations of these terms or comparable language, or by discussions of strategy or intentions, when used in connection with our business, operations and management.

These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. We caution investors that any forward-looking statements made by us are not guarantees of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements with respect to our business, operations and management include, but are not limited to, the risks and uncertainties affecting our business and this Offer described in the section of this Offering Memorandum entitled “Risk Factors,” as well as elsewhere in this Offering Memorandum.

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TABLE OF CONTENTS

Summary Term Sheet	1
Risk Factors	11
Market for Existing Notes and Existing Warrants	23
Market for Common Stock; Dividend Policy	23
Selected Financial Information	24
Unaudited Pro Forma Financial Information	26
Use of Proceeds	30
Our Business	31
Material United States Federal Income Tax Considerations	39
The Offer	44
Description of the Amended Notes and Amended Warrants and Comparison with Existing Notes and Existing Warrants	47
Description of Capital Stock	50
Where You Can Find More Information	52
Incorporation of Information Filed with the SEC	53
Independent Registered Public Accounting Firm	53

References in this Offering Memorandum to “Helix BioMedix,” “we,” “our” and “us” mean Helix BioMedix, Inc. unless the context indicates another meaning.

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SUMMARY TERM SHEET

We are offering the opportunity to convert or amend the Existing Notes and amend and exercise the Existing Warrants. The following summary highlights selected information from this Offering Memorandum and may not contain all the information that you will need to make a decision regarding whether or not to participate in the Offer. We encourage you to read carefully this Offering Memorandum and the documents to which we refer you in their entirety, including the discussion of risks and uncertainties affecting our business and the Offer included in the section of this Offering Memorandum entitled “Risk Factors.”

Questions and Answers About the Offer

•	What is the Offer?

In connection with the Offer, a holder of an Existing Note can either:

•	convert the Existing Note into shares of our Common Stock at a conversion price of $0.60 per share;

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amend the Existing Note such that the Amended Note will become due on July 1, 2015, will be convertible into shares of our Common Stock at a price of $0.75 per share, will automatically be convertible upon the achievement of certain trading milestones and will be voluntarily convertible prior to any prepayment; or

•	take no action and retain the Existing Note subject to its original terms and conditions.

In connection with the Offer, a holder of an Existing Warrant can either:

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amend the Existing Warrant and exercise the Amended Warrant for twice the number of shares of our Common Stock as the Existing Warrant at an exercise price per share equal to half of that of the Existing Warrant, such that the aggregate exercise price under both the Existing Warrant and the Amended Warrant remains the same; or

•	take no action and retain the Existing Warrant subject to its original terms and conditions.

See the section of this Offering Memorandum entitled “Description of the Amended Notes and Amended Warrants and Comparison with Existing Notes and Existing Warrants.”

•	Who is making the Offer?

The Offer is being made by Helix BioMedix, Inc. Our principal executive offices are located at 22118 20th Avenue SE, Suite 204, Bothell, Washington 98021 and our telephone number is (425) 402-8400. For further information concerning us, see the section of this Offering Memorandum entitled “Where You Can Find More Information.”

•	Why is Helix BioMedix making the Offer?

We are making the Offer in order to restructure our debt and to raise additional capital to fund the growth of our business. As of November 23, 2010, there was approximately $5.0 million aggregate principal amount and accrued interest outstanding on our Existing Notes, approximately $4.0 million of which is classified as current liabilities due and payable on July 1, 2011. Based upon our current cash flow and existing liquidity, we believe that we will be unable to meet our repayment obligations under the Existing Notes. Unless and until we are able to restructure the Existing Notes, we believe it is unlikely that we will be able to raise additional capital and pursue the growth of our business. The combined effect of our debt restructuring initiative, if successful, would be to convert Existing Notes and accrued interest thereon into shares of our Common Stock and/or defer repayment of Existing Notes until July 1, 2015 and to generate approximately $1,068,500 in aggregate proceeds from the exercise of the Amended Warrants.

•	Who may participate in the Offer?

All holders of Existing Notes and Existing Warrants may participate in the Offer.

•	How long do I have to decide whether to participate in the Offer?

You will have until 11:59 p.m., Eastern time, on December 24, 2010 to decide whether to participate in the Offer, provided that we may extend the Offer in our sole discretion. For more information regarding the time period for participating in the Offer, see the section of this Offering Memorandum entitled “The Offer—Terms of the Offer; Period for Converting or Amending Existing Notes and Amending and Exercising Existing Warrants.”

•	When will the Offer be consummated?

The Offer will be consummated immediately following the Expiration Date, provided that we may extend the Offer in our sole discretion.

•	Are the Existing Notes voluntarily convertible at any time?

No, the Existing Notes are only voluntarily convertible at and as of their maturity dates at conversion prices of $1.00 per share (for the 2011 Notes) and $0.80 per share (for the 2013 Notes). In connection with the Offer, we are effectively amending the Existing Notes to provide for voluntary conversion of the Existing Notes and accrued interest thereon upon consummation of the Offer into shares of our Common Stock at a conversion price of $0.60 per share.

•	Into what securities will the Existing Notes and accrued interest be convertible in the Offer and at what conversion price?

In the Offer, the Existing Notes and accrued interest thereon will be convertible into shares of our Common Stock at a conversion price of $0.60 per share. If you elect not to convert your Existing Note(s) and accrued interest in the Offer, your Existing Note(s) or Amended Note(s) will be convertible on the terms and conditions described in the section of this Offering Memorandum entitled “Description of the Amended Notes and Amended Warrants and Comparison with Existing Notes and Existing Warrants.”

•	What are the material differences between the Amended Notes and the Existing Notes?

The Amended Notes and the Existing Notes will be in the same principal amount and will accrue interest at the same rate of 8% per annum. However, if not converted in the Offer, the Amended Notes will become due on July 1, 2015; will be convertible into shares of our Common Stock at a price of $0.75 per share; will automatically be convertible upon the achievement of certain trading milestones; and will be voluntarily convertible prior to any prepayment. See the section of this Offering Memorandum entitled “Description of the Amended Notes and Amended Warrants and Comparison with Existing Notes and Existing Warrants.”

•	Will the election by any holder or holders of Existing Notes to amend their Existing Notes affect the terms and conditions of my Existing Notes?

No. The election by any holder or holders of Existing Notes to amend their Existing Notes will not affect the terms and conditions of Existing Notes held by any other holders thereof in any manner whatsoever. Your Existing Notes will only be affected if you elect to participate in the Offer and to convert or amend your Existing Notes.

•	What are the material differences between the Amended Warrants and the Existing Warrants?

The Amended Warrants will be exercisable in the Offer for twice the number of shares of our Common Stock as the Existing Warrants and the exercise price per share for the Amended Warrants will be reduced by half, such that the aggregate exercise price under both the Existing Warrants and the Amended Warrants remains the same. For example, if an Existing Warrant is currently exercisable for 100 shares of our Common Stock at an exercise price of $1.00 per share for an aggregate exercise price of $100, the Amended Warrant will be exercisable in the Offer for 200 shares of our Common Stock at an exercise of $0.50 per share for an aggregate exercise price of $100. Existing Warrants that are not amended and exercised in the Offer will not be amended. See the section of this Offering Memorandum entitled

“Description of the Amended Notes and Amended Warrants and Comparison with Existing Notes and Existing Warrants.”

•	What does Helix BioMedix’s Board of Directors think of the Offer?

The Board of Directors believes that the Offer is a significant opportunity to provide us with the flexibility required to pursue the growth of our business and is in our best interests. Our Board of Directors, however, is not making any recommendation regarding whether you should participate in the Offer. You must make your own determination as to whether to participate in the Offer. We urge you to read carefully this Offering Memorandum and the other documents to which we refer you in their entirety, including the discussion of risks and uncertainties affecting our business and the Offer set forth in the section of this Offering Memorandum entitled “Risk Factors.”

•	What are the conditions to the Offer?

Notwithstanding any other provision of the Offer, we will not be required to consummate the Offer, and we may terminate or amend the Offer if, at any time before the Expiration Date, among other things, the Offer is determined by the SEC to violate any applicable law or any applicable interpretation of the staff of the SEC. If any of the conditions to the Offer are not satisfied, we will not be obligated to accept any submitted Elections. However, we reserve the right to waive any of the conditions to the Offer, if applicable. For more information regarding the conditions to the Offer, see the section of this Offering Memorandum entitled “The Offer—Conditions to the Offer.”

•	If I hold more than one Existing Note and Existing Warrant, can I convert or amend only certain of my Existing Notes and/or amend and exercise only certain of my Existing Warrants but not all of them?

No, in order to participate in the Offer, you must either convert or amend all of your Existing Notes and/or amend and exercise all of your Existing Warrants. If you elect to convert any of your Existing Notes, you must convert all of your Existing Notes and accrued interest thereon; if you elect to amend any of your Existing Notes, you must amend all of your Existing Notes; and if you elect to amend and exercise any of your Existing Warrants, you must amend and exercise all of your Existing Warrants.

•	If the Offer is consummated but I elect not to participate, how will my rights be affected?

If you elect not to participate in the Offer, then you will continue to hold your Existing Note(s) and/or Existing Warrant(s) and will continue to be entitled to the rights and subject to the terms and conditions thereof.

•	Can I transfer the Amended Notes or shares of Common Stock issuable upon conversion of the Existing Notes or Amended Notes or upon exercise of the Amended Warrants to third parties?

The Amended Notes and the shares of Common Stock issuable upon conversion of the Existing Notes or Amended Notes or upon exercise of the Amended Warrants have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and, therefore, cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available. We have no obligation or intention of registering the Amended Notes or such shares under the Securities Act. The Existing Notes and Existing Warrants were issued in a private placement offering to “accredited investors” in reliance on the exemption from registration provided under Rule 506 of Regulation D of the Securities Act. The Amended Notes, Amended Warrants and shares of Common Stock issued upon conversion of the Existing Notes or Amended Notes or upon exercise of the Amended Warrants will also be issued under the exemption from registration provided under Rule 506 of Regulation D. Therefore, the Amended Notes, Amended Warrants and shares of Common Stock issued upon conversion of the Existing Notes or Amended Notes or upon exercise of the Amended Warrants will be considered “restricted securities” under Rule 144 of the Securities Act, and, accordingly, such shares may only be resold by you pursuant to Rule 144 or another applicable exemption from the registration requirements of the Securities Act.

•	What will be the federal income tax consequences of the Offer to the holders of Existing Note(s) and/or Existing Warrant(s)?

If accepted, the Offer will be a taxable exchange for U.S. federal income tax purposes to U.S. holders. Thus, a U.S. holder who accepts the Offer and elects to convert an Existing Note into shares of Common Stock will be treated for federal income tax purposes as having received a material modification of the Existing Note immediately before receipt of the Common Stock. Similarly, a U.S. Holder who accepts the Offer and elects to accept an Amended Note in replacement of an Existing Note will also be treated as having received a material modification of the Existing Note. In both cases, the participating U.S. holder will be treated as having exchanged the Existing Note for a new debt instrument in a taxable transaction. A U.S. holder will also recognize untaxed original issue discount as ordinary income. If an Existing Warrant is amended, then a participating U.S. holder will be treated as exchanging the Existing Warrant for an Amended Warrant. In general, a participating U.S. holder will be required to recognize for tax purposes any gain or loss realized on the exchange involving Existing Notes and/or Existing Warrants. A participating U.S. holder generally will not recognize taxable income upon receipt of shares of Common Stock in connection with the conversion of an Existing Note (as modified) or the exercise of an Amended Warrant in return for payment of the exercise price therefor. For more information regarding the tax consequences of the Offer, see the section of this Offering Memorandum entitled “Material United States Federal Income Tax Considerations.”

•	What risks should I consider in deciding whether to participate in the Offer?

In deciding whether to participate in the Offer, you should carefully consider the discussion of the risks and uncertainties relating to the Offer and our business described in the section of this Offering Memorandum entitled “Risk Factors” and the discussion of federal income tax consequences which may be applicable to you relating to the Offer described in the section of this Offering Memorandum entitled “Material United States Federal Income Tax Considerations.”

•	Is the financial condition of Helix BioMedix relevant to my decision to participate in the Offer?

Our financial condition is relevant to your decision whether to participate in the Offer because it relates to whether we will be able to meet our interest and principal payment obligations under the Existing Notes and the Amended Notes. Our financial condition is also relevant to the value of the shares of Common Stock issuable upon conversion of the Existing Notes or Amended Notes or upon exercise of the Amended Warrants. Our detailed historical financial information can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. We have also provided summary financial information in the section of this Offering Memorandum entitled “Selected Financial Information.”

•	Can the Offer be extended and under what circumstances?

We may extend the Offer, in our sole discretion. During any extension of the Offer, all Elections previously submitted and not withdrawn will remain subject to the Offer. For more information regarding our right to extend the Offer and your right to withdraw previously submitted Elections, see the section of this Offering Memorandum entitled “The Offer—Terms of the Offer; Period for Amending Existing Notes and Existing Warrants.”

•	How will I be notified if the Offer is extended?

If we extend the Offer, we will provide notice to you of such extension no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date of the Offer. For more information regarding notification of extensions of the Offer, see the section of this Offering Memorandum entitled “The Offer—Terms of the Offer; Period for Amending Existing Notes and Existing Warrants.”

•	How do I submit an Election?

To submit an Election, you must deliver your completed Election, together with any original Existing Note(s) you wish to convert, any original Existing Warrant(s) you wish to amend and exercise, and the aggregate exercise price for your Amended Warrant(s), to Helix BioMedix, not later than the Expiration Date. For more information regarding the procedures for submitting your Election, see the section of this Offering Memorandum entitled “The Offer—Procedures for Submitting Election.”

•	What will the proceeds from the exercise of the Amended Warrants be used for?

We intend to use the proceeds from the exercise of the Amended Warrants for general corporate purposes.

•	Until when can I withdraw a previously submitted Election?

You can withdraw a previously submitted Election at any time until the Offer has expired. In addition, if we have not agreed to accept your Election by 40 days from the commencement date of the Offer, you can withdraw it at any time after that date until we do accept your Election. For more information regarding your right to withdraw a previously submitted Election, see the section of this Offering Memorandum entitled “The Offer—Withdrawal of Submitted Elections.”

•	How do I withdraw a previously submitted Election?

To withdraw a previously submitted Election, you must deliver a written notice of withdrawal (or a facsimile of one) to Helix BioMedix, along with all information required by the notice of withdrawal, during the times when withdrawals are permitted. For more information regarding the procedures for withdrawing a previously submitted Election, see the section of this Offering Memorandum entitled “The Offer—Withdrawal of Submitted Elections.”

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Will I receive my original Existing Note(s), original Existing Warrants(s) and/or a refund of my exercise price for my Amended Warrant(s) if I withdraw a previously submitted Election or the Offer is not consummated?

Yes, your exercise price will be held in escrow pending consummation of the Offer and acceptance of your Election, and if you withdraw your Election or if the Offer is not consummated, you will receive a full refund of your exercise price and, if applicable, your original Existing Note(s) and/or original Existing Warrant(s).

•	When will I receive a countersigned Election and certificate for shares of Common Stock issuable upon conversion of my Existing Note(s) and/or exercise of my Amended Warrant(s)?

Subject to the satisfaction or waiver of all conditions to the Offer, we will accept all Elections that are properly submitted and not withdrawn prior to the expiration date of the Offer. Promptly following this date, countersigned Elections and certificates for shares of Common Stock issuable upon conversion of the Existing Note(s) and/or exercise of the Amended Warrants will be delivered. For more information regarding our obligation to deliver countersigned Elections and certificates for shares of Common Stock issuable upon conversion of the Existing Note(s) and/or exercise of the Amended Warrants, see the section of this Offering Memorandum entitled “The Offer—Acceptance of Elections.”

•	Who will pay the fees and expenses associated with the Offer?

We will bear the expenses of the Offer. Participating holders of Existing Notes and Existing Warrants will not be required to pay any expenses of submitting Elections in the Offer.

•	To whom should I direct questions about the Offer?

If you have questions regarding the procedures for participating in the Offer or require assistance in participating, please contact Helix BioMedix at the telephone number or address listed immediately below. If you would like to obtain additional copies of this Offering Memorandum, the enclosed Election or copies of any of our SEC reports described in this Offering Memorandum, you may also contact us for additional information.

Helix BioMedix, Inc.

22118 20th Avenue SE, Suite 204

Bothell, Washington 98021

Telephone: (425) 402-8400

Attention: R. Stephen Beatty, President and Chief Executive Officer

In addition, upon request directed to Helix BioMedix at the telephone number or address listed above, you are welcome to review our operations and facilities and discuss with our directors, officers and management our business, management and financial affairs and ask questions regarding the terms and conditions of the Offer.

About Helix BioMedix

Helix BioMedix is a biopharmaceutical company with an extensive library of structurally diverse bioactive peptides and patents covering hundreds of thousands of peptide sequences. Our shares are currently quoted on the Over-the-Counter Bulletin Board (OTCBB) under the trading symbol “HXBM.” Our principal executive offices are located at 22118 20th Avenue SE, Suite 204, Bothell, Washington 98021 and our telephone number is (425) 402-8400. For more information regarding Helix BioMedix, see the section of this Offering Memorandum entitled “Where You Can Find More Information.”

Summary Description of the Offer

The material terms of the Offer are summarized below. We encourage you to read the more detailed description of the Offer in the section of this Offering Memorandum entitled “The Offer.”

The Offer	We are making the Offer to all holders of Existing Notes and Existing Warrants. To participate in the Offer, you must submit an Election with respect to all of your Existing Notes and/or Existing Warrants, submit your original Existing Note(s) for conversion and/or submit your original Existing Warrant(s) and tender the aggregate exercise price for your Amended Warrant(s). If you participate in the Offer, your Existing Note(s) will be converted or amended as provided herein, and, if applicable, you will receive shares of our Common Stock upon conversion of your Existing Note(s) and accrued interest thereon and/or upon exercise of your Amended Warrant(s).

Expiration Date; Extensions	The Offer will expire at 11:59 p.m., Eastern time, on December 24, 2010 unless extended by us. We may extend the Offer for any reason. If we decide to extend the Offer, we will provide notice to you of such extension no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date of the Offer.

Consummation Date	The Offer will be consummated immediately following the Expiration Date, provided that we may extend the Offer in our sole discretion.

Amendments; Termination	We reserve the right, in our sole discretion, to delay acceptance of any submitted Elections or amend the Offer. If the Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Existing Notes and Existing Warrants of such amendment.

Procedures for Participating	To participate in the Offer, you must complete, sign and date the Election accompanying this Offering Memorandum in accordance with the instructions herein and mail or otherwise deliver the Election, together with, if applicable, your original Existing Note(s) for conversion and/or your original Existing Warrant(s) and the aggregate exercise price of your Amended Warrant(s), no later than the Expiration Date.

Withdrawals	You may withdraw any previously submitted Election at any time until the Offer has expired by following the procedures for withdrawal described in the section of this Offering Memorandum entitled “The Offer—Withdrawal of Elections.”

Conditions	Notwithstanding any other provision of the Offer, we will not be required to consummate the Offer, and we may terminate or amend the Offer if, at any time before the Expiration Date, among other things, the Offer is determined by the SEC to violate any applicable law or any applicable interpretation of the staff of the SEC.

Delivery of Countersigned Elections and Stock Certificates	Upon satisfaction or waiver of all of the conditions to the Offer, countersigned Elections and certificates for shares of Common Stock issuable upon conversion of Existing Notes and accrued interest thereon and/or upon exercise of Amended Warrants will be delivered promptly to participating holders.

Expenses	We will bear the expenses of the Offer.

Material U.S. Federal Income Tax Considerations	If accepted, the Offer will be treated for U.S. federal income tax purposes as a taxable exchange of the Existing Notes for a new debt instrument, and of the Existing Warrants for the Amended Warrants. A participating U.S. holder generally will be required to recognize for tax purposes any gain or loss realized on this exchange. A U.S. holder will also recognize untaxed original issue discount as ordinary income. For more information regarding the tax consequences of the Offer, see the section of this Offering Memorandum entitled “Material United States Federal Income Tax Considerations.”

Risk Factors	When deciding whether to participate in the Offer, you should carefully consider the information in the section of this Offering Memorandum entitled “Risk Factors” and the other information included or incorporated by reference in this Offering Memorandum.

Summary Description of the Offer to Convert Existing Notes

Underlying Securities	Common Stock, par value $0.001 per share

Current Conversion Price for Existing Notes	The Existing Notes currently provide for voluntary conversion of the outstanding principal amount and accrued interest thereon as of and at the respective maturity dates at a per share price equal to $1.00 (for the 2011 Notes) and $0.80 (for the 2013 Notes).

Proposed Conversion Price in the Offer	$0.60 per share

Conversion Amount	Outstanding principal amount and accrued interest thereon

Conversion Period	The Existing Notes will be converted upon consummation of the Offer; if a holder does not elect to convert, then (a) if not amended in the Offer, such holder’s Existing Note(s) will continue to provide for voluntary conversion only at the maturity date or (b) if amended in the Offer, such holder’s Amended Note(s) will provide for voluntary conversion only at the maturity date or prior to any prepayment of the Amended Note(s).

For a description of the Offer to convert the Existing Notes and accrued interest thereon, see the section of this Offering Memorandum entitled “Description of the Amended Notes and Amended Warrants and Comparison with Existing Notes and Existing Warrants.”

Summary Description of the Amended Notes

Maturity Date	July 1, 2015

Conversion

Automatically convert (i) upon consummation of an equity financing with proceeds in an aggregate amount of at least $7.5 million, into the equity securities issued in such equity financing at a per share price equal to the lesser of the per share price of the equity securities issued in such equity financing and $0.75; (ii) upon consummation of a sale of substantially all of our assets or a merger or consolidation in which our stockholders will hold, in the aggregate, less than 50% of the voting power of the combined entity, into shares of our Common Stock at a per share price equal to the lesser of the per share price attributed to our Common Stock in connection with such transaction and $0.75; and (iii) in the event that more than an aggregate of 1,000,000 shares of our Common Stock trade in the open market during any 90-day period at a sale price equal to or greater than $2.50 per share, into shares of the our Common Stock at a per share price equal to $0.75

Voluntarily convertible into shares of our Common Stock at a per share price equal to $0.75 at the maturity date or prior to any prepayment of the Amended Notes

Prepayment	At any time without penalty upon 30 days written notice, provided that during such 30-day period, at the option of the holders, the Amended Notes may be voluntarily converted into shares of our Common Stock at a per share price equal to $0.75

Events of Default	(i) Failure by us to make timely payment under the Amended Notes after notice; (ii) a material breach by us of any of our representations and warranties or covenants; or (iii) bankruptcy

For a description of the Amended Notes, see the section of this Offering Memorandum entitled “Description of the Amended Notes and Amended Warrants and Comparison with Existing Notes and Existing Warrants.”

Summary Description of the Amended Warrants

Underlying Securities	Common Stock, par value $0.001 per share

Number of Shares Subject to Amended Warrants	Twice (2X) the number of shares subject to the Existing Warrants

Exercise Price	$0.50 per share (2011 Warrants) and $0.40 per share (2013 Warrants)

Exercise Period	The Amended Warrants will be exercised upon consummation of the Offer; if not amended and exercised in connection with the Offer, the Existing Warrants will not be amended.

For a description of the Amended Warrants, see the section of this Offering Memorandum entitled “Description of the Amended Notes and Amended Warrants and Comparison with Existing Notes and Existing Warrants.”

Summary Description of the Common Stock Issuable

Upon Conversion of Existing Notes and Upon Exercise of the Amended Warrants

Securities Offered	Common Stock, par value $0.001 per share

Quotation	The Common Stock is currently quoted on the Over-the-Counter Bulletin Board (OTCBB) under the trading symbol “HXBM.”

Market Prices	On November 23, 2010, the closing price per share of our Common Stock on the OTCBB was $0.35. For a summary of certain historical sales prices of our Common Stock on the OTCBB, see the section of this Offering Memorandum entitled “Market for Common Stock; Dividend Policy.”

Dividends	We have never declared or paid cash dividends on our Common Stock. We intend to retain any future earnings to fund the development and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made by our board of directors.

For a description of Helix BioMedix’s Common Stock, see the section of this Offering Memorandum entitled “Description of Capital Stock.”

Summary Financial Information

For a table summarizing Helix BioMedix’s financial information, see the sections of this Offering Memorandum entitled “Selected Financial Information” and “Unaudited Pro Forma Financial Information.”

RISK FACTORS

You should carefully consider the risk factors described below and all other information contained in this Offering Memorandum, as well as the other information we include or incorporate by reference in this Offering Memorandum and the additional information in the reports that we file with the SEC, before deciding to participate in the Offer. If any of the events contemplated by the following risks actually occur, then our business, financial condition or results of operations could be materially adversely affected. These risk factors are some of the risks that we consider material and are not intended to constitute an exhaustive list of risk factors.

Risk Factors Relating to the Offer

We have very few, if any, alternatives available to us to restructure or repay the Existing Notes if the Offer is not consummated.

We believe that the completion of the Offer is critical to our continuing viability and that if we do not complete the Offer, we will have very few, if any, options available to us with respect to the restructuring of the Existing Notes and we may not be able to repay the Existing Notes. Any alternative financial restructuring arrangements could result in significantly less value for holders of Existing Notes than is being offered in the Offer.

We have not obtained a third-party determination that the Offer is fair to holders of Existing Notes and Existing Warrants.

We are not making a recommendation as to whether holders of Existing Notes and Existing Warrants should participate in the Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of such holders for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer.

If the Offer is not consummated, our auditor’s report for our financial statements for the fiscal year ending December 31, 2010 may state that there is substantial doubt as to our ability to continue as a going concern.

If the Offer is not consummated and we fail to raise additional debt or equity financing by the completion of our audit for fiscal year 2010, our auditor’s report for the financial statements for 2010 may contain a going-concern opinion, which could adversely affect our ability to raise additional capital and grow our business.

The conversion of the Existing Note(s) and exercise of the Amended Warrants will result in dilution to our existing holders of Common Stock.

If all of the aggregate principal amount of the Existing Notes and accrued interest thereon as of November 23, 2010 are converted into shares of our Common Stock and all of the Amended Warrants are exercised in full, a total of 10,606,684 additional shares of Common Stock will be issued, resulting in significant dilution to our existing holders of Common Stock.

The market price of our Common Stock from time to time may be less than the conversion price of the Existing Notes or the exercise prices of the Amended Warrants in the Offer.

On November 23, 2010, the closing price per share of our Common Shares as quoted on the OTC Bulletin Board was $0.35. The market price of our Common Stock has and may continue to fluctuate significantly due to a variety of factors and may from time to time be less than the conversion price of the Existing Notes or the exercise prices of the Amended Warrants in the Offer.

You will be required to recognize taxable gain or loss if you accept the Offer.

A participating U.S. holder will be required to recognize any gain or loss realized upon the exchange of an Existing Note and/or Existing Warrant, regardless of whether the Existing Note is converted into shares of Common Stock or replaced with an Amended Note. The realized gain or loss to a participating U.S. holder generally will be equal to the difference between the fair market value of the property that is received (i.e., the modified debt instrument(s) and/or the Amended Warrant(s)) and the adjusted tax basis of the Existing Note(s) and Existing Warrant(s). A participating U.S. holder will generally also recognize ordinary income related to untaxed original issue discount. See the section of this Offering Memorandum entitled “Material United States Federal Income Tax Considerations.”

The Amended Notes will be subject to Original Issue Discount.

Original issue discount (“OID”) is a form of interest and taxed as ordinary income. Like the Existing Notes, the Amended Notes call for the accrual of interest and payment upon the maturity date. The Amended Notes will have original issue discount equal to the difference between the principal and accrued interest payable at maturity reduced by the issue price of the Amended Notes. The OID amount is also increased to account for any of the portion of the original purchase price of the Amended Notes that is allocated to the value of the Amended Warrants. The OID amount is accrued over the term of the notes and treated as taxable income to the holder on an annual basis.

To the extent that you intend to take advantage of the “Qualified Small Business Stock” tax benefit under the Small Business Jobs Act of 2010, future events may occur that cause the Common Stock not to be eligible for this benefit.

A participating U.S. holder will receive Common Stock upon the conversion of an Existing Note and accrued interest thereon and/or the exercise of an Amended Warrant. If the U.S. holder is not a corporation and certain other requirements are met, this Common Stock may be treated as “Qualified Small Business Stock” (“QSB Stock”) and thereby may be eligible for a partial or full exclusion from capital gains tax if it is sold after a 5-year holding period. However, numerous events may occur after the acquisition of such Common Stock that could affect or eliminate this tax benefit, including, among other things, the holder’s failure to meet the 5-year holding period, a sale by us of substantially all of our assets prior to the end of the 5-year holding period, certain stock redemptions, changes in tax law, and certain changes to our business or assets. See the section of this Offering Memorandum entitled “Material United States Federal Income Tax Considerations.”

The tax laws governing “Qualified Small Business Stock” were recently changed and there is a lack of guidance regarding how these laws are applied. Additional tax law changes are expected to occur at the end of 2010.

The Small Business Jobs Act of 2010 provides a 100% exclusion from tax for gain from the sale of QSB Stock that is acquired from the issuer between September 28, 2010 and December 31, 2010 and sold after a 5-year holding period. This tax benefit is new and there are few authorities addressing how it applies other than the Internal Revenue Code and the legislative history. For example, the Internal Revenue Service (“IRS”) has not yet issued regulations or other guidance addressing how to apply the QSB Stock requirements in the case of stock acquired upon the exercise of a warrant or convertible note, and any such regulations or guidance issued after the date hereof could affect or eliminate any potential tax benefit for which you might otherwise be eligible. The law also grants the IRS broad authority to issue regulations to restrict or limit the QSB Stock benefit in situations involving actual or perceived abuse of the purposes of this provision. As of the date hereof, the IRS has not issued any such anti-abuse regulations but could do so in a manner that restricts or limits the QSB Stock benefit in your case.

If the Existing Notes are converted for the purpose of acquiring QSB Stock, the holder’s eligibility for a future 100% exclusion of gain will depend in part on the timing of the acquisition date, which could be subject to challenge under general tax principles.

Among other requirements, the 100% exclusion of gain for QSB Stock only arises if such stock is acquired for money, property (other than stock) or services between September 28, 2010 and December 31, 2010. If a participating holder converts an Existing Note and accrued interest thereon and acquires Common Stock during the aforementioned time period, the IRS could seek to deny QSB Stock status, or limit the benefit related to QSB Stock, based on the position that the Existing Notes were already equity under general principles of federal tax law, and therefore the conversion should not be given effect as a purchase of newly issued QSB Stock. If the IRS was successful in this position, then the Common Stock may be treated as having a different acquisition date, which could reduce or eliminate entirely the tax benefits associated with QSB Stock. Whether an instrument is treated as debt or equity for tax purposes depends on a number of factors, including the documentation of the instrument, the treatment by the parties, the debt to equity ratio of the company, and whether the terms are consistent with debt or equity instruments. We have not obtained a private letter ruling or legal opinion regarding whether the Existing Notes will be treated as debt for tax purposes prior to the conversion date. See the section of this Offering Memorandum entitled “Material United States Federal Income Tax Considerations.”

If the Offer is not consummated on or before December 31, 2010, shares of Common Stock issued upon the conversion of an Existing Note and accrued interest thereon and/or the exercise of an Amended Warrant may not be treated as QSB Stock.

Consummation of the Offer is subject to certain conditions and may be delayed by us or by factors outside of our control. If the Offer is not consummated on or before December 31, 2010, shares of Common Stock issued upon the conversion of Existing Notes and/or the exercise of Amended Warrants may not be treated as QSB Stock and therefore may not be eligible for the benefits otherwise associated with QSB Stock.

There is no market for the Amended Notes and they will not be readily transferable, and therefore, to the extent that you elect not to convert your Existing Note(s) in the Offer, you will be required to hold your Amended Note(s) until July 1, 2015, unless the Amended Notes are converted earlier.

We do not expect or intend for a public market for the Amended Notes to develop. Accordingly, investors must consider that the Amended Notes may be illiquid indefinitely. Any transfer of the Amended Notes will require a legal opinion that such transfer complies with applicable Federal and state securities laws, and any transferee must meet the requirements for an “accredited investor” in order to be eligible to receive and convert the Amended Note into shares of our Common Stock.

Because the Existing Notes are, and the Amended Notes will continue to be, unsecured, you may not be fully repaid if we become insolvent.

To the extent that you elect not to convert your Existing Note(s) and accrued interest in the Offer, the aggregate principal and accrued interest on the Existing Notes are, and the aggregate principal and accrued interest on the Amended Notes will continue to be, a general unsecured obligation of ours and will rank subordinate in right of payment to all future senior indebtedness, if any, and pari passu with all of our other general unsecured obligations. Senior indebtedness may be incurred at any time in the future, the appropriateness of which will be determined at the sole discretion of the Board of Directors, without the right of approval of the holders of Existing Notes or Amended Notes. In addition, we may grant security interests in our assets. In the event of our bankruptcy, insolvency or liquidation, it is unlikely that there will be sufficient assets remaining to repay the aggregate principal and accrued interest on the Existing Notes or the Amended Notes.

An election to convert your Existing Note(s) and accrued interest thereon into Common Stock increases the risk that you will not be repaid in the event of our liquidation, bankruptcy or dissolution.

To the extent that you elect to convert your Existing Note(s) and accrued interest thereon into Common Stock, you will no longer hold debt of the company with respect to such investment and you will instead become a holder of our equity. As a result, pursuant to applicable laws and our charter documents, in the event of our liquidation, bankruptcy or dissolution, as a holder of equity you will have the lowest distribution priority and will only receive any funds available for distribution after we first satisfy our outstanding debt, including any outstanding Existing Notes and/or Amended Notes. We cannot assure you that in such event we will have sufficient funds to satisfy all of our outstanding debt, and therefore, as a holder of equity, you may not receive any funds in such circumstances.

Risk Factors Relating to our Business

We will need to raise additional capital to fund our operations, and our failure to obtain funding when needed may force us to delay, reduce or eliminate our product development programs or collaboration efforts, adversely affect our ability to satisfy our obligations when they become due, including the Existing Notes and/or the Amended Notes, or require us to discontinue our operations.

Developing products and conducting pre-clinical and clinical testing of antimicrobial peptide technologies requires substantial amounts of capital. To date, we have not generated sufficient revenue to meet our capital requirements and we do not expect to generate significant revenue in the foreseeable future. As a result, we have raised capital primarily through private equity and convertible debt financings. If we are unable to timely obtain additional funding, we may never achieve the results necessary to satisfy our existing obligations or be profitable. We will need to raise additional capital to, among other things:

•	commercialize our peptide compounds and intermediates;

•	commercialize skin care products containing our peptides;

•	fund our pre-clinical studies;

•	fund clinical trials;

•	continue our research and development activities;

•	finance our operating expenses; and

•	prepare, file, prosecute, maintain, enforce, and defend patent and other proprietary rights.

We continue to explore potential sources of funding to support clinical development of certain of our Rx programs. Conducting clinical trials requires significant capital, and significantly more than we have historically raised to support our consumer programs. If we are unable to raise sufficient capital to fund clinical development, we may be required to rely on collaborations with pharmaceutical companies to advance these programs. However, there can be no assurance that any such collaboration would be available on favorable terms to us, if at all, or that if entered into, it would be successful.

Our net cash used in operations has exceeded our cash generated from operations for each year since our inception. For example, we used approximately $3,072,000 and $3,142,000 in operating activities for the years ended December 31, 2009 and 2008, respectively. Our future funding requirements will depend on many factors, including, among other things:

•	our ability to enter into revenue-producing agreements and the success of our existing agreements;

•	the progress, expansion, and cost of our pre-clinical and research and development activities;

•	any future decisions we may make about the scope and prioritization of the programs we pursue, including whether we pursue clinical development of our pharmaceutical programs;

•	the development of new product candidates or uses for our antimicrobial peptide technologies;

•	changes in regulatory policies or laws that affect our operations; and

•	competing technological and market developments.

If we are unable to obtain the necessary additional funding, we may not be able to satisfy our existing obligations, including the repayment of the aggregate outstanding principal and accrued interest due on the Existing Notes and/or the Amended Notes, or we may have to license to other companies our products or technologies that we would prefer to develop and commercialize ourselves, liquidate some or all of our assets, delay, reduce the scope of or eliminate some portion or all of our development programs, or severely reduce the scope of our operations, which would significantly impede our ability to proceed with current operational plans and could lead to the discontinuation of our business.

If we raise additional funds by issuing convertible debt securities, new investors may have rights superior to holders of our currently issued and outstanding Common Stock or the Existing Notes and/or Amended Notes. In addition, debt financing, if available, may include covenants which could restrict our ability to, among other things, incur additional indebtedness, pay dividends or make other restricted payments on investments, consummate asset sales or similar transactions, create liens, or merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. Any failure to comply with such covenants could cause us to be in default under such indebtedness.

We expect to continue to incur substantial losses and we may never achieve profitability.

We have incurred significant operating losses since we began operations in November 1988, including a net loss of approximately $3,775,000 for the year ended December 31, 2009, and we had an accumulated deficit of approximately $35,857,500 as of such date. These losses have resulted principally from costs incurred in our research and development programs and from our general and administrative expenses. If the necessary capital is available to us, we intend to make substantial expenditures to further develop and commercialize our product candidates and expect that our rate of spending may accelerate as the result of the increased costs and expenses associated with expanded in-house research and development of our lead product candidates, out-licensing initiatives, clinical trials, regulatory approvals and commercialization of our antimicrobial peptide technologies. Because of the numerous risks and uncertainties associated with our product development efforts, we are unable to predict when we may become profitable, and we may never become profitable. If we are unable to achieve and then maintain profitability, the market value of our Common Stock will likely decline.

Our highly leveraged capital structure and other factors could limit our ability to obtain additional financing and our growth opportunities and could adversely affect our ability to fulfill our obligations under the Existing Notes and/or Amended Notes.

As of November 23, 2010, there was approximately $5.0 million aggregate principal amount and accrued interest outstanding on our Existing Notes, approximately $4.0 million of which is classified as current liabilities due and payable on July 1, 2011. Our large amount of outstanding indebtedness, and the fact that we may need to incur additional debt in the future, could significantly impact our business because, among other things, it will require us to dedicate a substantial portion of our operating cash flow to fund interest expense, reducing funds available for our operations or other purposes, and it may limit our ability to obtain additional financing in the future. Our ability to meet our obligations, including repayment of our Existing Notes and/or the Amended Notes, and to fund future operations and growth will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control. We do not expect that our business will generate cash flow from operations in an amount sufficient to enable us to meet our obligations under the Existing Notes and/or the Amended Notes or to fund our other liquidity needs. If our indebtedness cannot be repaid at maturity or refinanced, we will not be able to meet our obligations under the Existing Notes and/or the Amended Notes, which could result in the cessation of our business. If we default on our debt or if we are liquidated, the value of our assets likely will not be sufficient to fully satisfy our obligations, including the Existing Notes and/or the Amended Notes.

The recent general economic downturn and its effects on our customers have and may continue to adversely affect our sales, financial condition and growth prospects.

The recent economic downturn has adversely affected our results of operations and growth prospects. In 2009, our revenue fell approximately $171,600, or 30.5%, compared to 2008. The decrease was primarily due to reduced licensing and development fees from 2008 to 2009.

The prolonged economic recession in the United States, including job losses, the tightening of credit markets and failures of financial institutions and other entities, has continued to heighten concerns regarding recovery and growth in the immediate future. Unfavorable economic conditions may continue to adversely affect our licensees’ and other customers’ business levels and lead to reduced product orders, payment delays, uncollectible accounts receivable or other negative trends.

In addition, the final consumer products incorporating our peptides may be considered discretionary items for consumers. Factors affecting the level of consumer spending for discretionary items include general economic conditions, the availability of consumer credit and consumer confidence in future economic conditions. Consumer purchases of discretionary items tend to decline during recessionary periods when disposable income is lower, and the recent downturn in economic conditions may thus continue to reduce sales of the final products incorporating our peptides or limit their growth prospects, either of which would harm our business.

Because of the specialized nature of our business, the termination of relationships with key management and scientific personnel or the inability to recruit and retain additional personnel could prevent us from developing our technologies and obtaining financing.

The competition for qualified personnel in the biotechnology field is intense, and we rely heavily on our ability to attract and retain qualified scientific, technical, and managerial personnel. We are highly dependent upon R. Stephen Beatty, our President and Chief Executive Officer, Dr. Timothy Falla, our Vice President and Chief Scientific Officer, and Robin L. Carmichael, our Vice President of Marketing and Business Development. Further, in order to commercialize our products successfully, we will be required to expand our workforce, particularly in the areas of research and development, sales and marketing. These activities will require the addition of new personnel, including management, and the development of additional expertise by existing management personnel. If we are unable to successfully manage this growth or if we lose key personnel, our business will be adversely affected.

We face substantial competition in our product development efforts from personal care, pharmaceutical and biotechnology companies, as well as universities and other not-for-profit institutions.

We face significant competition in our attempts to develop applications of our peptide technology from entities that have substantially greater research and product development capabilities and financial, scientific, marketing, and human resources. These entities include cosmetic, pharmaceutical and biotechnology companies, as well as universities and other not-for-profit institutions. We expect that competition in the development of products analogous to our peptide technology will intensify. Our competitors may succeed in developing products, entering into successful collaborations or obtaining approvals from the FDA or other regulatory agencies for such products before we do, or in developing products that are less expensive, safer or more effective than those we develop or propose to develop. The success of any one competitor in these or other respects will have a material adverse effect on our business, operating results, and financial condition.

We rely on collaborators for a substantial portion of the research and development and product commercialization activities relating to our technologies and will need to enter into further collaborations to develop, test and produce commercially viable products. If our collaborators do not perform as expected, or we are unable to enter into further collaborations, our ability to commercialize our products and product candidates would be adversely affected.

Part of our strategy to date has been to enhance our development programs and fund our capital requirements in part by entering into collaborative agreements with cosmetic, pharmaceutical, and other biotechnology companies, and we will likely pursue further collaborations in the future. The development of commercially viable products from our technology will likely continue to require the technical collaboration and financial assistance of other, significantly larger third parties to bear some or most of the costs of pre-clinical and clinical testing, regulatory approval, manufacturing and marketing prior to commercial sale. This is especially true of our pharmaceutical programs, as to which we expect clinical testing and the regulatory approval process, among other things, to require substantial financial and other resources, and for which we may seek collaborative assistance.

There can be no assurance that we will succeed in attracting collaborative partners who can assist in the further development and commercialization of our technology, and we may lack the capital and other resources necessary to develop our product candidates in the absence of these collaborations. In addition, any collaboration that we enter into may be unsuccessful in the development and commercialization of our product candidates. When we partner with a third party for development and commercialization of a product candidate, we have in the past and can expect in the future to relinquish some or all of the control over the future success of that product candidate to the collaborator. Existing and potential future collaborators may not devote sufficient resources to the research, development and commercialization of our product candidates, or they may breach or terminate our agreements with them. In addition, the current general economic downturn may adversely impact the ability or willingness of our collaborators to devote such resources to the success of our product candidates. If existing or future collaborations are unsuccessful, our business, operating results and financial condition would be impaired.

We face risks of product liability and other claims against us and may not be able to obtain adequate insurance to protect against losses.

The current use of any of our products, including in pre-clinical trials, and the sale of any of our products expose us to liability claims. These claims might be made directly by consumers or our corporate collaborators or others selling such products. We may experience financial losses in the future due to product liability or other claims. Our insurance includes coverage for the sale of commercial products. However, we may be unable to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect against losses. If a successful product liability or other claim or a series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our assets may be insufficient to cover such claims and our business operations could be impaired.

If we are unable to protect our proprietary rights, we may not be able to compete effectively.

Our success depends in part on obtaining, maintaining, and enforcing our patents and other proprietary rights. We believe we own, or have rights under licenses to, issued patents and pending patent applications that are necessary to commercialize our antimicrobial peptides. However, the patents on which we rely may be challenged and invalidated, and our patent applications may not result in issued patents. Moreover, our patents and patent applications may not be sufficiently broad to prevent others from practicing our technologies or developing competing products. We also face the risk that others may independently develop similar or alternative technologies or may design around our proprietary and patented technologies.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date in the United States. Furthermore, the application, and enforcement of patent laws and regulations in foreign countries is even more uncertain. Accordingly, we cannot assure you that we will be able to effectively protect or defend our proprietary rights in the United States or in foreign jurisdictions on a consistent basis.

Third parties may successfully challenge the validity of our patents. We will only be able to protect our technology from unauthorized use by third parties to the extent that valid and enforceable patents or other proprietary rights cover them. Because the issuance of a patent is not conclusive of its validity or enforceability, we cannot assure you how much protection, if any, will be given to our patents if we attempt to enforce them or if others challenge their validity in court. It is possible that a competitor may successfully challenge our patents or that a challenge will result in limiting the coverage of our patents. If the outcome of litigation is adverse to us, third parties may be able to use our technology without payment to us.

In addition, it is possible that competitors may infringe upon our patents or successfully avoid them through design innovation. We may initiate litigation to police unauthorized use of our proprietary rights. However, the cost of litigation to uphold the validity of our patents and to prevent infringement could be substantial, and the litigation will consume time and other resources. Some of our competitors may be better able to sustain the costs of complex patent litigation because they have substantially greater resources. Moreover, if a court decides that our patents are not valid, we will not have the right to stop others from using our technology. There is also the risk that, even if the validity of our patents were upheld, a court may refuse to stop others on the ground that their activities do not infringe upon our patents. Because protecting our intellectual property is difficult and expensive, we may be unable to prevent misappropriation of our proprietary rights.

We also rely on certain proprietary trade secrets and know-how, especially where we believe patent protection is not appropriate or obtainable. Trade secrets and know-how, however, are difficult to protect. We have taken measures to protect our unpatented trade secrets and know-how, including the use of confidentiality and invention assignment agreements with our employees, consultants and contractors. It is possible, however, that these persons may unintentionally or willingly breach the agreements or that our competitors may independently develop or otherwise discover our trade secrets and know-how.

If the use of our technology conflicts with the rights of others, we could be subject to costly litigation or other proceedings, and an adverse outcome could have a significant adverse effect on our business.

Our competitors or others may have or acquire patent rights that they could enforce against us. If they do so, we may be required to alter our peptide technology, pay licensing fees or cease operations. If our peptide technology conflicts with patent rights of others, third parties could bring legal action against us or our licensees, suppliers, customers or potential collaborators, claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If these legal actions are successful, in addition to any potential liability for damages, we might have to alter our affected products or underlying technology such that they do not infringe upon others’ patent rights, or obtain a license in order to continue to manufacture or market the affected products. However, modifying our products or technology may not be possible or could require substantial funds or time, and a required license under the related patent may not be available on acceptable terms, if at all.

We may be unaware that the use of our technology conflicts with pending or issued patents. Because patent applications can take many years to issue, there may be currently pending applications, unknown to us, that may later result in issued patents upon which our peptide technology may infringe. There could also be existing patents of which we are unaware upon which our peptide technology may infringe. In addition, if third parties file patent applications or obtain patents claiming technology also claimed by us in pending applications, we may have to participate in interference proceedings in the U.S. Patent and Trademark Office to determine priority of invention. If third parties file oppositions in foreign countries, we may also have to participate in opposition proceedings in foreign tribunals to defend the patentability of the filed foreign patent applications. We may have to participate in interference proceedings involving our issued patents or our pending applications.

Our rights to use peptides and technologies licensed to us by third parties are not within our control, and we may not be able to implement our peptide technology without these peptides and technologies.

We have licensed patents and other rights which are necessary to our peptide technology. Our business will significantly suffer if these licenses terminate, if the licensors fail to abide by the terms of the licenses or fail to prevent infringement by third parties or if the licensed patents or other rights are found to be invalid. We have in-licensed several peptide patents and patent applications from the University of British Columbia. These licenses terminate upon the expiration of the last licensed patent and may also be terminated in the event of a material breach.

If we violate the terms of our licenses or otherwise lose our rights to these peptides, patents or patent applications, we may be unable to continue development of our peptide technology. Our licensors or others may dispute the scope of our rights under any of these licenses. Additionally, the licensors under these licenses might breach the terms of their respective agreements or fail to prevent infringement of the licensed patents by third parties. Loss of any of these licenses for any reason could materially harm our financial condition and operating results.

Our business may be harmed if we do not adequately forecast customer demand.

We may not be able to maintain proper inventory levels for our skin care products. The timing and amount of customer demand for these products are difficult to predict since we have limited sales history and the manufacturing process of these products begins well in advance of the date the products are expected to be sold. If we overestimate our customer demands, we may be unable to sell the products we have ordered in advance from manufacturers or that we have in our inventory. Inventory levels in excess of customer demand may result in inventory write-downs or the sale of excess inventory at prices below our standard levels. These events could significantly harm our operating results and impair the image of our brands. Conversely, if we underestimate demand for our products or if our manufacturers fail to supply quality products in a timely manner, we may experience inventory shortages, which might result in unfilled orders, negatively impact customer relationships, diminish brand loyalty and lost revenues, any of which could harm our financial condition or operating results.

If we fail to build and maintain the value of our brands, our business could be harmed.

Our success depends in part on our ability to effectively define, message and promote our brands. We may be able to develop brand recognition of our products through various means including customer outreach, prospecting, advertising, internet and affiliate marketing, and direct mail. While we believe that our planned marketing programs will help build brand awareness and attract new customers, we cannot provide assurance that our marketing efforts will result in increased sales or that we will have sufficient funds to further develop our brands. If we fail to build and maintain the value of our brands, sales are likely to decline and our business could be harmed.

To the extent our cash deposits are maintained in accounts that are not insured, such assets could be at risk.

As of September 30, 2010, we maintained approximately $1,696,000 at a major financial institution in a money market account insured by the Securities Investor Protection Corporation (SIPC) up to $500,000 per account. The protection afforded by the SIPC is narrower than that afforded by the Federal Deposit Insurance Corporation with respect to bank deposits and does not cover all losses. If the financial institutions holding our cash deposits experience financial difficulty or failure, the assets in these accounts would be at risk, and their loss would have an adverse effect on our business and results of operations.

Our business is subject to numerous governmental regulations.

Our products and our licensees’ products and product candidates are subject to extensive regulation by numerous governmental authorities in the United States, including the FDA, and by regulatory authorities outside the United States which govern the manufacturing practices, labeling, packaging, storage, distribution, advertising, promotion, recordkeeping and reporting of safety, and quality assurance. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad. Under our licensing strategy, our collaborators will bear the majority of the regulatory compliance burden. However, if we, our licensees or our collaborators fail to maintain regulatory compliance, such failure could adversely affect our business and results of operations.

Interruptions to our website operations could damage our reputation and harm our business.

We derive a portion of our revenue from business generated through our ecommerce website. The satisfactory performance and reliability of our website operations are critical to our reputation and our ability to attract and retain customers in our online business. We could experience temporary interruptions in our website or transaction processing systems for a variety of reasons, including human error, software errors, power loss, telecommunications failures, extreme weather and other events beyond our control. The failure of our systems could adversely affect our business and results of operations.

Worldwide economic and political conditions may adversely affect demand for our products.

As part of our business strategy, we seek to expand the sales of our products and technology in international markets. In 2009, we began to derive revenue from our European licensee. Our international business expansion will depend on overall worldwide economic conditions and economic, political and business conditions within our customers’ industries and countries or other geographic regions. A continued or worsened slowdown in the global economy could adversely impact demand for our products in international markets, which would harm our financial condition and results of operations.

We incur significant costs and demands upon management as a result of complying with laws affecting public companies, which could affect our operating results.

We have incurred and will incur significant costs, and have and could experience internal resource constraints, associated with the evaluation of and compliance with evolving corporate governance, reporting and other requirements, including requirements under the Sarbanes-Oxley Act of 2002 and rules implemented by the SEC. Compliance with these laws and regulations is costly and personnel-intensive, and any changes in these laws and regulations may materially increase our compliance costs. Our financial condition and operating results may be materially negatively impacted by the financial costs and resource demands of our compliance efforts.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which would adversely affect our business.

If we are not able to maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to produce reliable financial reporting. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. As a result, we cannot assure investors that significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future. Matters affecting our internal controls may cause us to be unable to report our financial information accurately and/or on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, and may cause investors to lose confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if we report a material weakness in our internal control over financial reporting. These factors could have a material adverse effect on our business, cause a decline in our share price and impair our ability to raise capital.

Our principal stockholders, executive officers and directors may have the ability to control our management and operations and could act in their own best interests and not necessarily in the best interests of other stockholders.

Our executive officers, directors, principal stockholders and entities affiliated with them beneficially owned in the aggregate a majority of our outstanding Common Stock and Common Stock equivalents as of November 23, 2010. Specifically, Frank T. Nickell beneficially owned approximately 50.4% of our outstanding Common Stock as of November 23, 2010. This significant concentration of share ownership may adversely affect the trading price for our Common Stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. These stockholders have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs.

This concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination that could be favorable to you.

Future sales or other issuances of our Common Stock could negatively affect our stock price and may cause dilution to existing stockholders.

Our Common Stock has generally been thinly traded, meaning that the numbers of persons interested in purchasing our Common Stock at or near ask prices at any given time may be relatively small or nonexistent. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or nonexistent, as compared to an issuer with a large and steady volume of trading activity that will generally support continuous sales without a considerable adverse effect on share price. As a result, our Common Stock may not be as liquid as shares of capital stock issued by other companies. If our stockholders sell substantial amounts of Common Stock in the public market, or the market perceives that such sales may occur, the market price of our Common Stock could decline significantly.

If we raise additional funds by issuing equity or convertible debt securities, our stock price may decline and our existing stockholders may experience significant dilution. In addition, we have issued a significant amount of convertible securities, and we will need to raise substantial additional capital in the future to fund our operations. The conversion and exercise of the Existing Notes and Existing Warrants and/or Amended Notes and Amended Warrants, respectively, would be dilutive, resulting in the potential issuance of a significant number of additional shares of our Common Stock.

Our Common Stock may experience extreme price and volume fluctuations, which could lead to costly litigation for us and make an investment in us less appealing.

The market price of our Common Stock has and may continue to fluctuate significantly due to a variety of factors, including:

•	announcements about our collaborators or licensees;

•	announcements about technological innovations or new products or services by us or our competitors;

•	announcements concerning our competitors or the biotechnology industry in general;

•	new regulatory pronouncements and changes in regulatory guidelines;

•	general and industry-specific economic conditions;

•	additions or departures of our key personnel;

•	changes in financial estimates or recommendations by securities analysts;

•	variations in our quarterly results; and

•	changes in accounting principles.

The market prices of the securities of many biotechnology companies have been highly volatile and may remain highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. In the past, companies that experience volatility in the market price of their securities have often faced class action securities litigation. Moreover, market prices for stocks of biotechnology and other technology companies frequently reach levels that bear no relationship to the operating performance of these companies. These market prices generally are not sustainable and are highly volatile. Whether or not meritorious, litigation brought against us could result in substantial costs, divert our management’s attention, and harm our financial condition and results of operations.

Our certificate of incorporation, bylaws, and stockholder rights agreement may delay or prevent a change in our management.

Our amended and restated certificate of incorporation, bylaws, and stockholder rights agreement contain provisions that could delay or prevent a change in our board of directors and management teams. Some of these provisions:

•

authorize the issuance of preferred stock that can be created and issued by the board of directors without prior stockholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of our Common Stock;

•	authorize our board of directors to issue dilutive shares of Common Stock upon certain events; and

•	provide for a classified board of directors.

These provisions could make it more difficult for stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace the current management team.

MARKET FOR EXISTING NOTES AND EXISTING WARRANTS

As of November 23, 2010, there were 27 holders of Existing Notes and Existing Warrants. The Existing Notes and Existing Warrants are not traded on any market and cannot be transferred without consent of the Company and, if applicable, an opinion of counsel.

MARKET FOR COMMON STOCK; DIVIDEND POLICY

Our Common Stock has been quoted on the OTC Bulletin Board under the symbol “HXBM.OB” since 1999. Prior to that date, our Common Stock did not trade publicly. The following table summarizes our Common Stock’s high and low daily closing sales prices for the periods indicated as reported by the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail markups, markdowns or commissions, and may not represent actual transactions.

	Year Ended December 31,
	2010		2009		2008
	High	Low	High	Low	High	Low
First Quarter	$0.40	$0.19	$0.49	$0.26	$0.80	$0.46
Second Quarter	$0.43	$0.22	$0.59	$0.29	$0.80	$0.48
Third Quarter	$0.49	$0.20	$0.51	$0.26	$0.60	$0.38
Fourth Quarter	N/A	N/A	$0.35	$0.16	$0.58	$0.26

On November 23, 2010, the closing price per share of our common shares as quoted on the OTC Bulletin Board was $0.35.

As of March 2, 2010, we had approximately 821 record holders of our Common Stock. Because in some instances shares of our Common Stock are held by brokers and clearing agencies on behalf of stockholders, we are unable to determine the total number of stockholders represented by these record holders.

We have never declared or paid cash dividends on our capital stock. We intend to retain any future earnings to fund the development and growth of our business, and do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made by our board of directors.

SELECTED FINANCIAL INFORMATION

The following historical summary financial and operating data for and as of the end of our most recently completed fiscal quarter and for and as of the end of each of the past two fiscal years is derived from our unaudited quarterly financial statements and audited annual financial statements. You should read this summary financial information together with our audited financial statements and related notes set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our unaudited financial statements and related notes set forth in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. You should also read the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in each such report. You can obtain copies of these documents as provided in the sections of this Offering Memorandum entitled “Where You Can Find More Information” and “Incorporation of Information Filed with the SEC.”

Statements of Operations Data:

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2010	2009	2009	2008
Revenue	$93,680	$97,846	$493,796	$323,584	$391,268	$562,877
Cost of revenue	29,037	52,751	178,271	194,132	196,520	255,376

Gross profit	64,643	45,095	315,525	129,452	194,748	307,501
Operating expenses:
Research and development	196,752	159,752	572,617	559,444	722,523	827,361
Marketing and business development	193,027	132,234	480,016	368,268	506,742	401,019
General and administrative	431,202	366,941	1,138,062	1,140,730	1,473,352	1,918,826
Accounting, legal and professional	107,263	134,390	414,038	435,201	579,443	570,718
Depreciation and amortization	28,430	31,820	86,803	97,822	130,596	133,755
Other income (expense)	(227,158)	(152,803)	(612,714)	(403,971)	(557,127)	(971,334)

Net loss	$(1,119,189)	$(932,845)	$(2,988,725)	$(2,875,984)	$(3,775,035)	$(4,515,512)

Basic and diluted net loss per share	$(0.04)	$(0.04)	$(0.12)	$(0.11)	$(0.15)	$(0.18)

Weighted average shares outstanding	25,653,512	25,653,512	25,653,512	25,653,512	25,653,512	25,653,512

Balance Sheet Data:

	September 30,		December 31,
	2010	2009	2009	2008
Cash and cash equivalents	$2,027,312	$2,090,190	$1,344,719	$984,844
Current portion of convertible notes payable	6,405,196	—	—	—
Accrued interest on current portion of convertible notes payable	1,083,966	—	—	—
Convertible notes payable, non-current	3,135,361	6,313,205	6,336,392	3,000,000
Accrued interest on convertible notes payable, non-current	142,247	566,047	696,591	211,069
Total liabilities	11,026,560	7,091,609	7,181,645	4,418,229
Stockholders’ deficit:
Preferred stock, $.001 par, 25,000,000 shares authorized, none issued or outstanding	—	—	—	—
Common stock, $.001 par, 100,000,000 shares authorized; 25,653,512 shares outstanding at September 30, 2010 and 2009 and December 31, 2009 and 2008	25,654	25,654	25,654	25,654
Additional paid-in capital	30,908,513	30,641,167	30,663,081	30,342,249
Accumulated deficit	(38,846,185)	(34,958,409)	(35,857,460)	(32,082,425)
Total stockholders’ equity	$(7,912,018)	$(4,291,588)	$(5,168,725)	$(1,714,522)

Book value per share at September 30, 2010: ($0.31)

Ratio of Earnings to Fixed Charges:

	For the Nine Months Ended September 30, 2010		For the Year Ended December 31, 2009
Earnings:
Net loss	$(2,988,725)		$(3,775,035)
Interest expense	529,622		485,522
Accretion of debt discount	81,465		81,254
Loss of equity in affiliated entity	4,013		—
Estimated interest within rental expense	6,545		2,387

Total earnings	$(2,367,080)		$(3,205,872)
Fixed charges:
Interest expense	$529,622		$485,522
Accretion of debt discount	81,465		81,254
Estimated interest within rental expense	6,545		2,387

Total fixed charges	$617,632		$569,163
Ratio of earnings to fixed charges	—	(A)	—	(A)

(A)	For the nine months ended September 30, 2010 and the year ended December 31, 2009, the aggregate amount of fixed charges exceeded our earnings by approximately $3.0 million and $3.8 million, respectively, which is the amount of additional earnings that would have been required to achieve a ratio of earnings to fixed charges of 1.0x for each such period.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information for the year ended December 31, 2009 and as of and for the nine months ended September 30, 2010 have been prepared to give effect to the consummation of the Offer. This presentation assumes

•

the exercise of the amended 2011 Warrants into 3,237,000 shares of Common Stock at an exercise price of $0.50 per share (including the exercise by RBFSC, Inc. of its amended 2011 Warrant for 1,500,000 shares of Common Stock at an exercise price of $0.50 per share on November 22, 2010);

•

the exercise of the amended 2013 Warrants into 1,600,000 shares of Common Stock at an exercise price of $0.40 per share (including the exercise by RBFSC, Inc. of its amended 2013 Warrant for 1,100,000 shares of Common Stock at an exercise price of $0.40 per share on November 22, 2010);

•

the conversion of the aggregate outstanding principal amount and accrued interest as of September 30, 2010 of all of the Existing Notes of $10,900,213 into approximately 18,167,022 shares of Common Stock at a conversion price of $0.60 per share (including the conversion by RBFSC, Inc. of the aggregate outstanding principal amount and accrued interest as of November 22, 2010 of its Existing Notes of $5,991,758.91 into an aggregate of 9,986,264 shares of Common Stock at a conversion price of $0.60 per share on November 22, 2010); and

•	the payment of $50,000 of expenses associated with the Offer.

The unaudited pro forma financial information for the year ended December 31, 2009 and as of and for the nine months ended September 30, 2010 do not reflect the alternative to amend the Existing Notes, which result in the reclassification as long-term debt of the aggregate outstanding principal amount and accrued interest as of September 30, 2010 of all of the Existing Notes of $3,927,390 until July 1, 2015 (excluding the aggregate outstanding principal amount and accrued interest as of November 22, 2010 of RBFSC, Inc.’s Existing Notes of $5,991,758.91 which were converted into an aggregate of 9,986,264 shares of Common Stock at a conversion price of $0.60 per share on November 22, 2010).

The following table sets forth our unaudited condensed balance sheet as of September 30, 2010 as reported and as adjusted to give effect to the note conversion and warrant exercise which occurred on November 22, 2010, and the Offer as if these transactions had been consummated on September 30, 2010. The unaudited pro forma condensed statements of operations for the nine months ended September 30, 2010 and for the year ended December 31, 2009 give effect to the transactions as if they were consummated on January 1, 2009. The notes to the pro forma financial information describe the pro forma amounts and adjustments as presented below.

	As Reported	Note conversion and warrant exercises from related party		Pro Forma Adjustments				As Adjusted
	September 30, 2010			Note conversion through the Offer(A)		Warrant exercises through the Offer(B)		September 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$2,027,312	$1,190,000	(a)	$—		$1,018,500	(g)	$4,235,812
Accounts receivable, net	47,017	—		—		—		47,017
Inventory	288,098	—		—		—		288,098
Prepaid expenses and other current assets	115,145	—		—		—		115,145

Total current assets	2,477,572	1,190,000		—		1,018,500		4,686,072
Property and equipment, net	51,451	—		—		—		51,451
Intangible assets, net	231,010	—		—		—		231,010
Investment in affiliated company	328,529	—		—		—		328,529
Other assets	25,980	—		—		—		25,980

Total assets	$3,114,542	$1,190,000		$—		$1,018,500		$5,323,042

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$68,380	$—		$—		$—		$68,380
Accrued compensation and benefits	48,208	—		—		—		48,208
Accrued expenses	30,950	—		—		—		30,950
Deferred revenue	70,798	—		—		—		70,798
Deferred rent, current	4,283	—		—		—		4,283
Current portion of convertible notes payable	1,346,769	—		(1,346,769	)(e)	—		—
Current portion of convertible notes payable, related party	5,058,427	(3,000,000	)(b)	(2,058,427	)(e)	—		—
Accrued interest on current portion of convertible notes payable	179,111	—		(179,111	)(e)	—		—
Accrued interest on current portion of convertible notes payable, related party	904,855	(630,576	)(b)	(274,279	)(e)	—		—

Total current liabilities	7,711,781	(3,630,576)		(3,858,586)		—		222,619
Deferred rent, non-current	37,171	—		—		—		37,171
Convertible notes payable, non-current	533,624	—		(533,624	)(e)	—		—
Convertible notes payable, non-current, related party	2,601,737	(2,159,933	)(b)	(441,804	)(e)	—		—
Accrued interest on convertible notes payable, non-current	20,855	—		(20,855	)(e)	—		—
Accrued interest on convertible notes payable, non-current, related party	121,392	(100,779	)(b)	(20,613	)(e)	—		—

Total liabilities	11,026,560	(5,891,288)		(4,875,482)		—		259,790
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.001 par value, 25,000,000 shares authorized; no shares issued or outstanding	—	—		—		—		—
Common stock, $0.001 par value, 100,000,000 shares authorized; 25,653,512 shares outstanding at September 30, 2010	25,654	12,486	(c)	8,281	(e)	2,237	(g)	48,658
Additional paid-in capital	30,908,513	7,108,869	(c)	4,960,577	(e)	1,066,263	(g)	44,044,222
Accumulated deficit	(38,846,185)	(40,067	)(d)	(93,376	)(f)	(50,000	)(g)	(39,029,628)

Total stockholders’ (deficit)/equity	(7,912,018)	7,081,288		4,875,482		1,018,500		5,063,252

Total liabilities and stockholders’ deficit	$3,114,542	$1,190,000		$—		$1,018,500		$5,323,042

	As Reported	Note conversion and warrant exercises from related party		Pro Forma Adjustments		As Adjusted
	Nine Months Ended September 30, 2010			Note conversion and warrant exercises through the Offer		Nine Months Ended September 30, 2010
Revenue	$493,796					$493,796
Cost of revenue	178,271	—		—		178,271

Gross profit	315,525	—		—		315,525
Operating expenses:
Research and development	572,617	—		—		572,617
Marketing and business development	480,016	—		—		480,016
General and administrative	1,138,062	—		—		1,138,062
Accounting, legal and other professional fees	414,038	—		—		414,038
Depreciation and amortization	86,803	—		—		86,803

Total operating expenses	2,691,536	—		—		2,691,536
Loss from operations	(2,376,011)	—		—		(2,376,011)
Other income (expense):
Interest income	2,386	—		—		2,386
Interest expense	(103,069)	—		103,069	(h)	—
Interest expense, related party	(426,553)	280,286	(h)	146,267	(h)	—
Accretion of debt discount	(29,861)	—		29,861	(i)	—
Accretion of debt discount, related party	(51,604)	8,333	(i)	43,271	(i)	—
Loss of equity in affiliated company	(4,013)	—		—		(4,013)

Other income (expense), net	(612,714)	288,619		322,468		(1,627)

Net loss	$(2,988,725)	$288,619		$322,468		$(2,377,638)

Basic and diluted net loss per share	$(0.12)					$(0.05)

Weighted average shares outstanding	25,653,512	12,485,592		10,518,430		48,657,534

	As Reported	Note conversion and warrant exercises from related party		Pro Forma Adjustments		As Adjusted
	Year Ended December 31, 2009			Note conversion and warrant exercises through the Offer		Year Ended December 31, 2009
Revenue	$391,268	$—				$391,268
Cost of revenue	196,520	—		—		196,520

Gross profit	194,748	—		—		194,748
Operating expenses:
Research and development	722,523	—		—		722,523
Marketing and business development	506,742	—		—		506,742
General and administrative	1,473,352	—		—		1,473,352
Accounting, legal and other professional fees	579,443	—		—		579,443
Depreciation and amortization	130,596	—		—		130,596

Total operating expenses	3,412,656	—		—		3,412,656
Loss from operations	(3,217,908)	—		—		(3,217,908)
Other income (expense):
Interest income	9,649	—		—		9,649
Interest expense	(96,897)	—		96,897	(j)	—
Interest expense, related party	(388,625)	240,000	(j)	148,625	(j)	—
Accretion of debt discount	(32,094)	—		32,094	(k)	—
Accretion of debt discount, related party	(49,160)	—		49,160	(k)	—

Other income (expense), net	(557,127)	240,000		326,776		9,649

Net loss	$(3,775,035)	$240,000		$326,776		$(3,208,259)

Basic and diluted net loss per share	$(0.15)					$(0.08)

Weighted average shares outstanding	25,653,512	6,851,782		8,336,203		40,841,497

Pro forma adjustments reflect the conversion of notes payable and/or warrant exercises from a related party on November 22, 2010 and an assumed 100% conversion of the remaining notes payable and 100% exercise of the related warrants into shares of our common stock. Provided all Existing Notes are converted and all Existing Warrants are exercised, the pro forma effect would be the sum of (A) and (B). Other accounting impacts resulting from the Offer, including conversion of the Existing Notes and exercise of the Existing Warrants, that may impact accumulated deficit are not currently estimable and are not included in the pro forma adjustments.

(a)	Cash received from the exercises of warrant issued on June 27, 2008 for 1,500,000 shares at $0.50 per share and warrant issued on March 10, 2010 for 1,100,000 shares at $0.40 per share.

(b)	Conversion of notes payable issued on June 27, 2008 and March 10, 2010 and related accrued interest as of September 30, 2010 into 9,885,592 shares of our common stock at $0.60 per share.

(c)	Issuance of an aggregate of 12,485,592 shares of our common stock from the conversion of notes payable and warrant exercises on November 22, 2010.

(d)	This adjustment represents the remaining accretion of discount on the notes issued on June 27, 2008 and March 10, 2010 to be recognized prior to conversion.

(e)	Adjustment assumes 100% conversion of the remaining 2011 Notes and 2013 Notes and related accrued interest as of September 30, 2010 into 8,281,430 shares of our common stock at $0.60 per share through the Offer.

(f)	This adjustment represents the remaining accretion of discount on the 2011 and 2013 Notes to be recognized prior to conversion.

(g)	Pro forma adjustment reflects 100% participation of cash exercises of the remaining 2011 Warrants for 1,737,000 shares of our common stock at $0.50 per share and 2013 Warrants for 500,000 shares at $0.40 per share through the Offer, less an estimated cost of $50,000 associated with the Offer.

(h)	Elimination of interest expense related to the 2011 and 2013 Notes during the nine months ended September 30, 2010 as if these transactions had been consummated on January 1, 2009.

(i)	Elimination of accretion of debt discount related to the 2011 and 2013 Notes during the nine months ended September 30, 2010 as if these transactions had been consummated on January 1, 2009.

(j)	Elimination of interest expense related to the 2011 Notes during the year ended December 31, 2009 as if these transactions had been consummated on January 1, 2009.

(k)	Elimination of accretion of debt discount related to the 2011 Notes during the year ended December 31, 2009 as if these transactions had been consummated on January 1, 2009.

Pro forma book value per share at September 30, 2010: $0.10

Pro Forma Ratio of Earnings to Fixed Charges:

	For the Nine Months Ended September 30, 2010		For the Year Ended December 31, 2009
Earnings:
Net loss	$(2,377,638)		$(3,208,259)
Interest expense	—		—
Accretion of debt discount	—		—
Loss of equity in affiliated entity	4,013		—
Estimated interest within rental expense	6,545		2,387

Total earnings	$(2,367,080)		$(3,205,872)
Fixed charges:
Interest expense	$—		$—
Accretion of debt discount	—		—
Estimated interest within rental expense	6,545		2,387

Total fixed charges	$6,545		$2,387
Ratio of earnings to fixed charges	—	(B)	—	(B)

(B)	For the nine months ended September 30, 2010 and the year ended December 31, 2009, the aggregate amount of pro forma fixed charges exceeded the pro forma earnings by approximately $2.4 million and $3.2 million, respectively, which is the amount of additional earnings that would have been required to achieve a pro forma ratio of earnings to fixed charges of 1.0x for each such period.

USE OF PROCEEDS

We intend to use the proceeds from the exercise of the Amended Warrants for general corporate purposes.

OUR BUSINESS

Overview

Helix BioMedix is a biopharmaceutical company with an extensive library of structurally diverse bioactive peptides and patents covering hundreds of thousands of peptide sequences. Our mission is to enrich clinical practice and the patient/consumer experience by developing and commercializing topically-applied products which offer the benefits of our advanced bioactive small molecule peptide technology. Our vision is to be recognized as the world leader in the identification, qualification and commercialization of natural and synthetic peptides.

We have a proprietary library containing a broad array of these natural and synthetic bioactive peptides. Our business strategy is to develop and out-license to third parties the rights to use these proprietary peptides in diverse fields of application and to commercialize our own branded products. We have developed numerous peptides with unique sequences in the following two broad areas of application:

•

Consumer skin care products—we have developed a wide range of peptides capable of improving different aspects of the skin’s appearance, texture, tone and barrier function and are marketing these peptides as innovative ingredients for cosmetic use; and

•

Prescription (Rx) products—certain of our peptides have demonstrated promising results in the areas of infection control, wound healing and immune modulation and are being developed for Rx applications.

Our business was incorporated in 1988, and until early 2007 we operated primarily as a technology development company, generating a portfolio of intellectual property focused on identifying and developing synthetic bioactive peptides and, to a lesser extent, commercializing the extensive library of patented bioactive peptides we had developed. During 2007, we began generating consistent revenue through license agreements with skin care product manufacturers and through collaborative development agreements. In the third quarter of 2007, we moved from the development stage to the commercialization stage. In addition, in the fourth quarter of 2008, we launched our first proprietary branded skin care product line and began selling through distribution channels in the United States.

Our goal is to increase our focus on our pharmaceutical programs, and one of our ongoing objectives is to press forward with the clinical development of our lead Rx candidates. To that end, we continue to explore both potential partnership opportunities with pharmaceutical companies and potential sources of funding to support in-house clinical development work. We continue to believe that in-house clinical development will be required to advance these programs prior to partnering with a pharmaceutical company.

Consumer Skin Care Products

Since 2004, we have entered into license agreements with skin care contract manufacturers and materials suppliers for inclusion of certain of our proprietary cosmeceutical peptides in anti-acne and anti-aging skin care products. We rely on these industry supplier licensees to create both awareness and demand for our technology among their skin care customers.

In late 2008, we began selling our proprietary skin care product line through distributors and directly to consumers. We believe our peptide technology further holds potential as a technology platform for skin care industry leaders. We collaborate directly with leading skin care companies to identify opportunities for strengthening their brand position with proprietary products featuring our peptide technology.

Our consumer skin care product development efforts are currently focused on the following:

Anti-Acne

Acne is the most common skin disorder in the United States, affecting 40 to 50 million Americans. Nearly 85 percent of all people have acne at some point in their lives. By the mid-teens, more than 40 percent of adolescents have acne or acne scarring which requires treatment by a dermatologist. It is estimated that the total market for acne treatments will reach $3.0 billion in 2013.

We believe one of our lead peptides promises significant advantages for skin care companies in the over-the-counter acne treatment market. This proprietary peptide may be formulated into products with certain over-the-counter anti-acne ingredients for improvement in blemish-clearing benefits. The skin care benefits of this peptide derive from its ability to bind to a pro-inflammatory substance on the cell wall of the acne-causing bacteria. This pro-inflammatory substance is known to cause much of the redness associated with acne breakouts but, when bound to our peptide, is rendered inactive. Laboratory and clinical testing confirm the additional treatment benefits and higher level of consumer satisfaction associated with formulations that contain our peptide.

A number of companies have formulated and launched anti-acne products incorporating this peptide under license from us or through sublicense from our licensed distributors. We believe the use of this peptide is advantageous for globally marketed anti-acne products, not only because it supports more favorable outcomes with salicylic acid based treatment products, but also because it offers a favorable alternative to benzoyl peroxide, an ingredient that is limited in application due to regulatory restrictions in certain markets as well as its potential harshness on sensitive skin.

Anti-Aging

We have identified and qualified a number of peptides that target changes in the appearance of skin associated with the aging process. Because there are anti-aging skin benefits that derive from the skin’s natural healing process, much of the anti-aging aspect of our peptide library has been derived from the screening processes associated with our pharmaceutical wound healing programs.

Peptides that target improvement in the appearance of aging skin may affect one or more of the age-related skin characteristics: lines and wrinkles, loss of elasticity, loss of firmness and definition, appearance of darkened areas or general unevenness of skin tone, rough texture, and thinning of the skin.

One of our lead anti-aging peptides targets several aspects of support for the skin’s structural matrix. This peptide has been demonstrated to accelerate the migration of cells from the skin’s uppermost layer to strengthen areas prone to lines and wrinkles and to impart a smoother, firmer appearance. This peptide has been clinically demonstrated to provide benefits equivalent to those of the leading prescription anti-aging products, but without the risk of irritation associated with aggressive retinoids. This peptide has been formulated into various cosmeceutical skin care products that are currently in the marketplace.

We believe that, through the isolation of peptides derived from naturally recurring sequences that we call Replikines™, and specific combinations of those Replikines™ that we call Combikines™, we can increase the benefits derived from peptide applications in cosmetic anti-aging skin products. In August 2007, we entered into a license agreement with Goldschmidt GmbH, a wholly owned subsidiary of Evonik GmbH, a leading supplier of cosmetic ingredients. The agreement provides exclusive rights to certain of our peptides targeted towards skin care and personal care applications. Evonik launched its first Helix BioMedix technology-based peptides in January 2009 and continues to promote the product under the Tego® Pep 4-17 name.

Recently identified peptide opportunities for our anti-aging portfolio include a group of synthetic peptides that we have branded as Modukines™. These peptides work to interrupt processes that accelerate the undesirable changes in skin associated with aging, including the accelerated breakdown of collagen and elastin, the skin’s key structural components. We believe several of these Modukines™ hold commercial promise beyond the area of anti-aging skin care as they support the skin’s resiliency.

We are also working to identify opportunities for peptides to interrupt the pathways that lead to undesirable discoloring and mottled skin tone. We have identified numerous opportunities for the addition of peptides into therapeutic moisturizers and shampoos in support of the healthy appearance and comfort of skin and scalp. Potential benefits of adding certain peptides to cosmetically therapeutic moisturizers and hair care products include resistance to secondary infection associated with compromised skin, restoration of healthy appearance to cracked, flaky feet that do not respond to ordinary moisturizers, reduced flaking, and improved comfort associated with conditions of the scalp.

Helix Branded Products

We launched our first proprietary skin care products under the Striking™ brand in the fourth quarter of 2008. The product line, formulated to address perimenopausal and menopausal challenged skin, introduced the exclusive Helix BioMedix SmartPeptide™ Heptapeptide-7 technology that helps nourish keratinocytes to support skin renewal.

Targeted at the health and beauty consumer market, the Striking™ Skin Care line features a core ritual of daily essentials including Multi-Vitamin Creme Cleanser, Multi-Peptide Serum, Rejuvenating Eye Creme and Restorative Moisture Creme. The serum, moisturizer and eye cream, formulated with Helix BioMedix’s patented SmartPeptide™ technology, aim to address specific, targeted skin care concerns.

The products are distributed through our dedicated ecommerce website at www.strikingskincare.com, as well as through spas and select catalogue and internet retailers.

Rx Programs

We are developing a novel, broad-spectrum, topical anti-infective for the treatment of skin and wound infections and the prevention of Staphylococcus aureus (S. aureus) infections including those caused by Methicillin resistant Staphylococcus aureus (MRSA). These programs are based upon a first-in-class family of molecules known as lipohexapeptides (or small molecule peptides) that we developed to specifically combine the attributes of small molecule natural products with the advantages of antimicrobial peptides. This new class of anti-infective peptides has demonstrated significant improvement in activity, both in vitro and in vivo, over traditional antimicrobial peptides.

As with traditional antimicrobial peptides, our lead lipohexapeptides are rapidly cidal, fail to engender resistance in vitro, are readily synthesized and do not exhibit cross-resistance with other antibiotics. However, these molecules also have the advantage of being more stable, safer and more cost-effective to manufacture than traditional antimicrobial peptides. In addition, primarily due to acylation (addition of a lipid), these molecules are significantly more active in complex biological environments such as human serum or wound fluid. As a result, lipohexapeptides exhibit potent activity in animal infection models.

In pre-clinical testing, our lead molecules exhibited broad-spectrum antimicrobial activity against significant bacterial pathogens such as S. aureus, Streptococcus pyogenes, and Pseudomonas aeruginosa, and also pathogenic fungi such as Candida and Trichophyton species. This activity was maintained against antibiotic-resistant organisms such as MRSA and Vancomycin Resistant Enterococci. Our lead molecules have demonstrated significant activity in both bacterial and fungal animal infection models. In a S. aureus abraded skin infection model, our lead lipohexapeptides significantly reduced the number of bacteria following three days of once-daily dosing, and in many cases, our peptide eradicated the pathogen. In a guinea pig dermatophytosis model, our lead peptide candidates significantly reduced pathogen count and delivered clinical benefits comparable to Terbinafine, a drug approved by the United States Food and Drug Administration (FDA) for onchomycosis. In both animal models, toxicity was not significantly different from that without peptides.

Our Rx product development efforts are currently focused on the following:

Acne Anti-Infective

The National Institute of Arthritis, Musculoskeletal and Skin Disorders estimate that 17 million people are affected by acne in the United States every year. Acne is the most common skin disorder of adolescence and early adulthood (ages 11-30), affecting 80% of that demographic. Generally, mild to moderate cases are treated with topical medications, with more severe cases being treated with systemic or a combination of topical and systemic therapies. The market for prescription anti-acne products in the United States is estimated to exceed $1.2 billion annually. While topical antibiotics such as Clindamycin provide clinical benefits and make up a large part of this market, the emergence of resistance to antibiotics such as Clindamycin occurred as early as 1979.

Our lipohexapeptide program is specifically directed at developing small, stable, and highly potent antimicrobial peptides capable of delivering therapeutic benefit within the clinical environment. These molecules overcome the specific challenges typically associated with acne such as the ability to work in an oil and serum environment and the ability to kill organisms deep within a pore. The efficacy observed in the dermatophytosis model described above demonstrates the penetration and antimicrobial effects of these molecules in the hair follicle of the host.

Furthermore, our lipohexapeptide offers benefits in anti-inflammatory activity in addition to antimicrobial activities. We believe these properties may provide possible product application in the areas of rosacea and atopic dermatitis and, therefore, could lead to additional market opportunities for us.

MRSA

There is an ever-increasing global problem of antimicrobial resistance. This phenomenon has been well documented by the Centers for Disease Control and Prevention (CDCP), which identified a 28.5% increase in S. aureus oxacillin (methicillin) resistance in hospitals taking part in the National Nosocomial Infections Surveillance system from 1992-2003. From studies done for the period 2001-2002, the CDCP estimated that approximately 32% (89.4 million people) and 0.8% (2.3 million people) of the U.S. population is colonized with S. aureus and MRSA, respectively. Furthermore, on an annual basis from 1999-2000, the CDCP estimated that approximately 292,000 hospitalizations were related to the S. aureus infection, 126,000 cases of which were related to MRSA. Their report concludes that action is necessary to control the spread of this organism, and, to this end, several European countries have been successful in identifying and treating colonized patients quickly. The ability of lipohexapeptides to safely and effectively kill S. aureus in an abraded skin infection model, and the fact that this class of molecule exhibits potent activity against both methicillin and mupirocin (current therapy) resistant strains, support its development potential. The broad spectrum of activity exhibited by lipohexapeptides also enables possible application to chronic wounds, burn wounds, and trauma wounds in which multiple pathogens can cause significant morbidity and mortality. The market for such topical anti-infectives is currently estimated to be $1.5 billion per year.

Topical Fungal Infections

Trichophyton species are the major cause of a significant number of fungal skin infections, including athlete’s foot, tinea capitis (scalp ringworm) and onychomycosis (nail fungus). Up to 70% of Americans have athlete’s foot at any given time, 13% of United States school children (85% of children in many other countries) test positive for tinea capitis, and 22-40% of Americans 51-100 years of age have onychomycosis. Worldwide sales for prescription topical antifungals consequently exceeded $1.0 billion in 2006, with a similar level of sales for over-the-counter products addressing these conditions. Our pre-clinical data have shown that our lead molecules are capable of treating Trichophyton infections and hold great promise for multiple dermatological indications.

Competition

The cosmetic, biotechnology, and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition, and a strong emphasis on proprietary products. Many participants in these industries, as well as academic institutions and other research organizations, are actively engaged in the discovery, research and development of products that could compete with our products under development. They may also compete with us in recruiting and retaining skilled scientific and management talent.

We believe that we face two broad classes of competitors:

•	other companies developing therapies and skin care products based upon peptide technology; and

•	companies using other technologies to address the disease conditions and skin care concerns that we are targeting.

We are currently aware of several companies that are utilizing peptide-based technologies for antimicrobial applications including: Agennix, Inc., AM Pharma Holdings BV, Genarea Corporation, Inimex Pharmaceuticals, Inc., and Migenix, Inc. In addition, in the skin care and personal care markets, several companies, including Sederma SAS, Pentapharm and Senetek PLC, sell patented specialty ingredients for cosmetic use.

Suppliers

We believe that there are several readily available sources of amino acids used for our peptides. We do not plan to manufacture peptides on a commercial scale; instead, we have sought collaborations with several established manufacturers specializing in the production of peptides. With their assistance, we have developed production and cost plans that should support the inclusion of our peptides in a wide range of both consumer and clinical products. We believe several of these contract manufacturers are capable of scaling peptide synthesis to support all of our projected volume and configuration requirements.

Intellectual Property Rights

We have developed a proprietary library containing a broad and diverse array of synthetic bioactive peptides. Our peptide library includes not only multiple proprietary peptides, but also various compositions of and methods of using those peptides. We believe that our patents and patent applications provide broad and early patent coverage that offers important competitive advantages.

We rely on a combination of patent, trademark, copyright, and trade secret laws to protect our proprietary technologies and products. We aggressively seek U.S. and international patent protection applicable to our peptide technologies. We also rely on trade secret protection for our confidential and proprietary information and in-license technologies we view as necessary to our business plan.

We currently hold eleven issued patents and four pending patents in the United States, and seventeen foreign issued patents and thirty five foreign pending patents. These patents and pending patents describe six distinct classes of peptides, comprising more than 100,000 unique peptide sequences. The control of a patent-protected library comprising several distinct classes of peptides distinguishes us from our competitors, many of whom are attempting to develop only a single class of peptides for multiple applications. The breadth of our library offers us an exceptionally wide range of options in matching optimal peptides with individual product or therapeutic requirements.

With respect to proprietary know-how that is not patentable, we have chosen to rely on trade secret protection and confidentiality agreements to protect our interests. We have taken security measures to protect our proprietary know-how, technologies, and confidential data, and continue to explore further methods of protection. We require all employees, consultants, and collaborators to enter into confidentiality agreements, and employees and consultants enter into invention assignment agreements with us. We cannot assure you, however, that these agreements will provide meaningful protection or adequate remedies for any breach or that our proprietary information will not otherwise become known or be independently discovered by our competitors.

In the case of a strategic partnership or other collaborative arrangement which requires the sharing of data, our policy is to disclose to our partner, under controlled circumstances, only data that is relevant to the partnership or arrangement during the contractual term of the strategic partnership or collaborative arrangement, subject to a duty of confidentiality on the part of our partner or collaborator. Disputes may arise as to the ownership and corresponding rights to know-how and inventions resulting from research by us, and our corporate partners, licensors, scientific collaborators, and consultants. We cannot assure you that we will be able to maintain our proprietary position or that third parties will not circumvent any proprietary protection we have. Our failure to maintain exclusive or other rights to these technologies could harm our competitive position.

To continue developing and commercializing our current and future products, we may license intellectual property from commercial or academic entities to obtain the rights to technology that is required for our discovery, research, development, and commercialization activities.

Regulation

Federal, state and local governmental authorities in the United States and other countries regulate, among other things, the testing, production, distribution and sale of prescription and over-the-counter drugs and cosmetics. In the United States, the FDA, acting under the Food Drug and Cosmetic Act (FDCA) and other Federal statutes and FDA regulations, regulates products primarily on the basis of their intended use, as determined by the labeling claims made for the product.

Although under our licensing strategy our collaborators will bear the majority of the regulatory compliance burden, our ability to successfully out-license and collaborate with others on our product candidates requires that we understand the regulations and restrictions on commercialization of cosmetic and drug products.

FDA Regulation of Cosmetics

The FDCA defines cosmetics as products and their components intended to be rubbed, poured, sprinkled, sprayed on, introduced into, or otherwise applied to the human body or any part thereof for cleansing, beautifying, promoting attractiveness, or altering the appearance. Cosmetic products are not subject to FDA pre-market approval authority, although the FDA can take enforcement action for marketed cosmetic products that are adulterated or misbranded, including violations of product safety requirements, use and quantity of ingredients, labeling and promotion and methods of manufacture. Additionally, the FDA monitors compliance of cosmetic products through random inspections of cosmetic manufacturers and distributors. The labeling of cosmetic products is subject to the requirements of the FDCA, the Fair Packaging and Labeling Act and other FDA regulations.

Our licensing strategy with cosmetics manufacturers requires that we operate within the confines of cosmetic intended uses when developing and partnering for the commercialization of relevant products.

FDA Regulation of Drug Products

The FDCA defines drugs as products intended to cure, mitigate, treat or prevent a disease, or affect the structure or any function of the human body. In comparison to cosmetics, drug products are subject to more comprehensive safety and effectiveness requirements of the FDCA and its implementing regulations. The FDA and its counterparts in other countries extensively regulate the pre-clinical and clinical testing, approval, manufacturing, labeling, storage, record-keeping, reporting, advertising, promotion, import, export, marketing, and distribution, among other things, of drug products. If we or our collaborators do not comply with applicable requirements, we may be fined, our products may be recalled or seized, our clinical trials may be suspended or terminated, our production may be partially or totally suspended, the government may refuse to approve related marketing applications, and we may be subject to an injunction, and/or criminally prosecuted.

The steps required before a new drug may be marketed in the United States include (i) pre-clinical laboratory and animal testing, (ii) submission to the FDA of an Investigational New Drug, or IND, application which must become effective before clinical trials may commence, (iii) adequate and well-controlled clinical trials to establish the safety and efficacy of the drug, (iv) submission to the FDA of a New Drug Application, or NDA, and (v) FDA approval of the NDA prior to any commercial sale or shipment of the drug. Pre-clinical testing is generally conducted on laboratory animals to evaluate the potential safety and the efficacy of a drug. The results of these studies are submitted to the FDA as a part of an IND, which must be approved before clinical trials in humans can begin. Typically, clinical evaluation involves a time consuming and costly three-phase process. In Phase I, clinical trials are conducted with a small number of subjects to determine the early safety profile, the pattern of drug distribution and metabolism. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease to determine preliminary efficacy, optimal dosages and expanded evidence of safety. In Phase III, large-scale, multi-center, comparative trials are conducted with patients afflicted with a target disease to provide sufficient data to demonstrate the efficacy and safety required by the FDA. The FDA closely monitors the progress of each of the three phases of clinical trials and may, at its discretion, re-evaluate, alter, suspend or terminate the testing based upon the data that have been accumulated to that point and its assessment of the risk/benefit ratio to the patient.

This testing, the preparation of necessary applications, the processing of those applications by the FDA, and potential review of the applications by an FDA advisory panel of outside experts are expensive and typically take many years to complete. The FDA may not act quickly or favorably in reviewing these applications, or may deny approval altogether, and we or our collaborators may encounter significant difficulties or costs in our efforts to obtain FDA approval.

We believe that certain of our lipohexapeptide product candidates for treatment of topical skin infections may require complete NDA preparation by ourselves and/or our collaborators, as may certain of our Over-the-Counter (OTC) drug product candidates. To date, we have not conducted human clinical trials of our lipohexapeptides.

The OTC Monograph System

While FDA approval is generally required before a new drug product may be marketed in the U.S., many OTC drugs are exempt from the FDA’s pre-marketing approval requirements. In 1972, the FDA instituted the ongoing OTC Drug Review to evaluate the safety and effectiveness of OTC drug ingredients in the market. Through this process, the FDA issues monographs for therapeutic product categories that set forth the specific active ingredients, dosages, strengths, indications for use, warnings and labeling statements for OTC drug ingredients that the FDA will consider generally recognized as safe and effective for OTC use and therefore not subject to pre-market approval.

For most categories of OTC drugs not yet subject to a final monograph, the FDA usually permits such drugs to continue to be marketed until a final monograph becomes effective, unless the drug will pose a potential health hazard to consumers.

Drugs subject to final monographs, as well as drugs that are subject only to proposed monographs, are subject to various FDA regulations concerning, for example, manufacturing in accordance with current Good Manufacturing Practices (cGMP), general and specific labeling requirements and prohibitions against promotion for conditions other than those stated in the labeling. Drug manufacturing facilities are subject to FDA inspection, and failure to comply with applicable regulatory requirements may lead to administrative or judicially imposed penalties.

Certain products containing our peptides may be regulated under the OTC monograph system by the FDA.

We are also subject to regulation by the Occupational Safety & Health Administration (OSHA), and the Environmental Protection Agency (EPA), and to various laws, and regulations relating to safe working conditions, laboratory, and manufacturing practices, and the use, and disposal of hazardous or potentially hazardous substances, including radioactive compounds used in connection with our research, and development activities, and we may in the future be subject to other federal, state or local laws or regulations. OSHA, EPA or other regulatory agencies may promulgate regulations that affect our research and development programs. We are also subject to regulation by the Department of Transportation, and to various laws and regulations relating to the shipping of cells, and other similar items. We are unable to predict whether any agency will adopt any regulation that could limit or impede our operations.

Depending on the circumstances, failure to meet these other applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, partial or total suspension of production, denial or withdrawal of pre-marketing product approval or refusal to allow us to enter into supply contracts, including government contracts.

To date, we have not incurred any substantial costs to comply with environmental laws or regulations.

Sales of cosmetics and drug products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Whether or not we or our collaborators have obtained FDA approval, we must obtain approval of a product by comparable regulatory authorities of foreign countries prior to the commencement of marketing the product in those countries. The time required to obtain these approvals may be longer or shorter than that required for FDA approval. The foreign regulatory approval process includes all the risks associated with FDA regulation set forth above, as well as country-specific regulations, including in some countries price controls.

Research and Development Expenses

During the years ended December 31, 2009 and 2008, our research and development expenses were approximately $722,500 and $827,400, respectively.

Employees

As of December 31, 2009, we employed seven personnel, all on a full-time basis, including two employees in research and development, two employees in marketing and business development, and three employees in finance and administration. None of our employees is covered by a collective bargaining agreement. We have never experienced employment-related work stoppages and consider our employee relations to be positive. Our key executives are subject to agreements governing the terms of their employment and compensation, copies of which have been filed with the SEC.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income tax consequences to U.S. holders (“U.S. Holders,” as defined below) of the Existing Notes and/or Existing Warrants participating in the Offer and of the acquisition, ownership, conversion and disposition of the Amended Notes and shares of Common Stock upon conversion of the Existing Notes and accrued interest thereof and/or exercise of the Amended Warrants. A U.S. Holder is:

•	a citizen of the United States or an individual who is treated as a resident of the United States for income tax purposes;

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which can be included in gross income for U.S. federal income taxation regardless of its source;

•

a trust if a court in the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; and

•	any other person treated as a resident of the United States for federal income tax purposes.

This discussion does not purport to describe all of the tax considerations that may be relevant to a holder of Existing Notes and/or Existing Warrants. In particular, this discussion assumes that the Existing Notes and Existing Warrants are held as capital assets and does not address the tax treatment for dealers or traders. The following summary deals only with Existing Notes and Existing Warrants that are, and Amended Notes that will be, held as capital assets by U.S. Holders and does not deal with persons that are subject to special tax rules. The summary does not address the tax treatment under any state, local or foreign law.

The discussion below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings, legislative history and judicial decisions thereunder as of the date of this Offering Memorandum. Any of these authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. Helix BioMedix has not obtained an appraisal, a legal opinion or a private letter ruling from the IRS on any aspect of the tax treatment described below.

Because U.S. tax consequences may differ among holders of Existing Notes and Existing Warrants, the discussion below does not purport to describe all of the tax consequences that may be relevant to you and your particular situation. Accordingly, you are advised to consult your own tax advisor as to the U.S. federal, state, local and other tax consequences of the Offer and of the acquisition, ownership and disposition of the Amended Notes and shares of Common Stock upon conversion of the Existing Notes and accrued interest thereon and/or exercise of the Amended Warrants.

Tax Treatment of the Offer

Modification of Existing Notes and Exchange of Existing Warrants

Recognition of Gain or Loss. The Offer, if accepted by a U.S. Holder, will result in, with respect to the Existing Notes, either the acceleration of the conversion right and a lower price per share upon conversion of the Existing Notes or a material deferral of the scheduled payments under the Existing Notes, and with respect to the Existing Warrants, a lower exercise price subject to a requirement of exercise. Together, all of these changes represent a modification of the underlying debt instrument and/or an exchange of the Existing Warrants for the Amended Warrants. Under Section 1001 of the Code, a substantial modification of the debt instrument is treated as a taxable exchange of the Existing Notes for a new debt instrument. Section 1234 of the Code treats the exchange of Existing Warrants for Amended Warrants as a taxable exchange.

If a U.S. Holder elects to convert the Existing Notes into shares of Common Stock, or exchange the Existing Notes for the Amended Notes, then the holder is treated as exchanging the Existing Notes for a new debt instrument. The realized gain or loss to a U.S. Holder is an amount equal to the difference between the fair market value of the new debt instrument that is received and the adjusted tax basis of the Existing Notes given up by the U.S. Holder. If a U.S. Holder elects to exchange an Existing Warrant for the Amended Warrant, the realized gain or loss is an amount equal to the difference between the fair market value of the Amended Warrant and the adjusted tax basis of the Existing Warrant.

In the case of the present Offer, there is no established trading market for the Amended Notes or Amended Warrants nor has Helix BioMedix obtained an appraisal of these instruments.

Character of Gain or Loss. Gain or loss recognized by an exchanging U.S. Holder that held Existing Notes and/or Existing Warrants as capital assets generally will be treated as capital gain or loss. Apart from any capital gain or loss, a portion of the consideration received in the exchange is generally treated as ordinary income under the rules governing original issue discount (“OID”). (See discussion below of “Original Issue Discount.”) If the Existing Notes and/or Existing Warrants were held for more than one year, any capital gain or loss will be long-term capital gain or loss. Loss, if any, realized by the exchanging U.S. Holder will be recognized only to the extent permitted under the wash sale rules of Section 1091 of the Internal Revenue Code. U.S. Holders are advised to consult their own tax advisors as to the potential application of the wash sale rules.

Original Issue Discount. OID, a form of interest, is taxed as ordinary income. The OID on a debt instrument is generally equal to the excess of the debt instrument’s stated redemption price at maturity (i.e., the sum of all principal and accrued interest payable upon maturity of the debt) reduced by the issue price of the debt instrument. When a debt instrument and warrant are issued as an investment unit, the OID rules generally require an allocation of the unit purchase price between the debt element and the warrant element for purposes of calculating the issue price of the debt instrument. This allocation is based on the relative fair market value of the debt instrument and the warrant and generally results in an increased OID amount with respect to the debt instrument. If a debt instrument has OID, the OID amount is included in a holder’s ordinary income as it accrues each year. The holder increases the adjusted basis in the debt instrument by the annual OID inclusion.

To the extent a U.S. Holder’s Existing Notes are subject to OID, the untaxed OID that is otherwise subject to tax and that has accrued prior to the conversion date is generally treated as ordinary income. To the extent OID is included in a U.S. Holder’s taxable income, the U.S. Holder’s tax basis in the Existing Notes is adjusted to reflect the inclusion. A U.S. Holder who elects to exchange the Existing Notes for the Amended Notes will be subject to OID inclusions for periods after the acquisition. The total amount of OID (calculated as described in the prior paragraph) is taken into account over the life of the Amended Notes.

U.S. Holders are advised to consult their own tax advisors as to the potential application of the OID rules.

Holding Period. The holding period of the Amended Notes will commence on the day after the date of the amendment.

Exercise of the Amended Warrants

Exercise of Amended Warrants. A U.S. Holder will receive shares of Common Stock in Helix BioMedix in exchange for payment of the Amended Warrant exercise price. The holding period of such Common Stock will begin on the exercise date. The U.S. Holder will have a tax basis in the shares equal to the price paid to exercise the Amended Warrants.

A U.S. Holder generally will not recognize any gain or loss on the exercise of the Amended Warrants held for investment purposes. However, tax may be due if the Amended Warrants are treated as compensatory. If a U.S. Holder is treated as having received an Amended Warrant in connection with prior or future services performed for Helix BioMedix (or any affiliate), then federal tax rules require the holder to recognize gain on the difference between the fair value of the Common Stock received and the exercise price. This taxable gain is treated as ordinary income. Because the Amended Warrants will be issued to U.S. Holders in connection with each U.S. Holder’s prior investment in the Existing Notes and Existing Warrants, and not in exchange for services, the tax rules related to compensatory warrants may not apply.

Qualified Small Business Stock. Section 1202 of the Code permits a special tax exemption to taxpayers (other than corporations) who acquire stock (“QSB Stock”) of a qualified small business corporation (“QSB”) and then sell such stock after holding it for more than five years. If certain requirements are met (summarized below), a non-corporate taxpayer may exclude from taxable income a portion of the gain from the sale of such stock. The recently enacted Small Business Jobs Act of 2010 (“2010 Tax Act”) provides that the excluded portion is 100% of the otherwise taxable gain for QSB Stock that is acquired between September 28, 2010 and December 31, 2010 and sold after a 5-year holding period. Also, under the 2010 Tax Act, the excluded gain is not taken into account when calculating the taxpayer’s alternative minimum tax (“AMT”). Prior to the 2010 Tax Act, QSB Stock that met the 5-year holding period requirement was eligible for a 75% exclusion of gain if acquired after February 17, 2009 and on or before December 31, 2010, or a 50% exclusion of gain if acquired on or before February 17, 2009. However, the overall tax benefit for QSB Stock acquired prior to September 28, 2010 was often reduced because the excluded gain was required to be taken into account when calculating the taxpayer’s AMT burden. Under current law, QSB Stock acquired on or after January 1, 2011 will be subject to the 50% exclusion and the AMT add-back provisions.

Stock must meet a number of requirements to qualify as QSB Stock, including the following: (a) the stockholder cannot be a corporation; (b) the stockholder must acquire the stock from the issuing corporation at its original issuance for cash, property (other than stock) or as compensation for services; (c) the corporation must be a U.S. domestic C-Corporation, with gross assets of less than $50 million (inclusive of any proceeds received in the issuance) for the entire period beginning on August 10, 1993 and ending on the stock issuance date; (d) the corporation cannot redeem the stock of any stockholder for more than 5% of the aggregate value of all company stock at any time during the 2-year period beginning 1 year before the applicable stock issuance date; (e) the corporation cannot redeem any stock held by the tested stockholder at any time during the 4-year period beginning 2 years prior to the issuance date; and (f) during substantially all of the stockholder’s 5-year holding period, the corporation (i) must use at least 80% of its assets (by value) in the active conduct of a qualified trade or business, (ii) cannot own portfolio stock or securities in any non-controlled subsidiary corporation where the value of such stock or securities is more than 10% of the total value of the corporation’s assets; and (iii) cannot own real property with a value that exceeds 10% of the corporation’s total assets. The rules governing QSB Stock include other provisions regarding the acquisition of stock by gift, tax-free transactions, valuation, and the treatment of stock acquired and held by pass-through entities.

The management of Helix BioMedix believes that the company meets the requirements to be a QSB as of the date hereof. Whether Helix BioMedix will continue to meet all of the QSB requirements after the date hereof will depend on a number of factors, including the relative value of the company’s non active business assets and whether the company engages in any stock redemptions or other significant transactions. The QSB Stock benefit also depends on whether an individual U.S. Holder continues to meet the holding period requirement. Thus, even if Helix BioMedix’s Common Stock qualifies as QSB Stock upon its issuance for any particular stockholder, there is no assurance that the Common Stock will continue to qualify as QSB Stock for the required 5-year holding period.

Tax Treatment of Qualified Small Business Stock—Rollover of Gain. Under Section 1045 of the Code, if a taxpayer other than a corporation acquires QSB Stock (as described above) and sells it after a holding period of more than 6 months, then the taxpayer can elect to rollover (i.e., defer paying tax on) the otherwise taxable gain by purchasing replacement QSB Stock (i.e., QSB Stock of a different corporation) within 60 days. The taxpayer’s basis in the replacement QSB Stock is reduced by the amount of the deferred gain.

Tax Treatment if Common Stock Is Not Qualified Small Business Stock. If the Common Stock issued upon exercise of the Amended Warrants does not meet the requirements for QSB Stock, then a sale or other taxable disposition of such stock will yield a capital gain or loss. The gain or loss will equal the difference between the amount realized on the sale and the adjusted tax basis in such stock. If the shares of Common Stock have been held for more than one year, the gain or loss recognized by a U.S. Holder on a sale or exchange of such Common Stock will be long-term capital gain or loss.

Reporting and Recordkeeping. Taxpayers are required to retain records to document that any stock acquired and held is QSB Stock for the taxpayer’s entire holding period. In addition, we may provide the IRS with reports or information regarding the issuance of the QSB Stock and our qualification as a QSB.

Conversion of Existing Notes

Conversion of Existing Notes. U.S. Holders generally will have to report a taxable gain or loss, along with a possible OID inclusion, upon the deemed exchange of their Existing Note(s) for a modified debt instrument that permits immediate convertibility. (See “Modification of Existing Notes and Exchange of Existing Warrants,” above.) After this deemed exchange, a U.S. Holder who converts an Existing Note into shares of Common Stock generally will not recognize any gain or loss on the conversion. A U.S. Holder’s aggregate basis in the Common Stock will equal the U.S. holder’s adjusted basis in the Existing Note immediately prior to conversion. The holding period for the Common Stock will include the holding period for the Existing Note; provided that, to the extent Section 1202 of the Code applies, then solely for purposes of meeting the 5-year holding period requirement for QSB Stock, the holding period will begin on the conversion date.

Treatment of Common Stock Received Upon Conversion of Existing Note as QSB Stock. Common Stock received upon conversion of an Existing Note and accrued interest may qualify as QSB Stock, provided that the Existing Note is treated as debt (rather than equity) for federal tax purposes on the conversion date and all the requirements for QSB Stock are satisfied. (See a summary of these requirements in “Qualified Small Business Stock,” above). If a U.S. Holder converts an Existing Note and accrued interest and receives QSB Stock, the starting date for the 5-year holding period requirement begins on the conversion date.

Sale or Exchange of Common Stock. U.S. Holders generally will recognize capital gain or loss on a sale or exchange of Common Stock. The gain or loss will equal the difference between the amount realized on the sale and the adjusted tax basis in the Common Stock. If the shares of Common Stock have been held for more than one year, the gain or loss recognized by a U.S. Holder on a sale or exchange of such Common Stock will be long-term capital gain or loss. If the shares of Common stock are QSB Stock and have been held for more than five years, then a portion of the gain is excluded from federal income tax but may be taken into account when determining the taxpayer’s AMT burden, depending on the QSB Stock acquisition date and other factors specific to each taxpayer. (See discussion of “Qualified Small Business Stock,” above.)

Tax Treatment of the Amended Notes

Original Issue Discount on Amended Notes. The interest on the Amended Notes is payable upon maturity. As such, the accrued interest will be taken into account when calculating OID, and a U.S. Holder will generally have taxable ordinary income each year under the OID rules. The total OID on the Amended Notes will generally equal the excess of the principal amount plus interest payable at maturity over the issue price. (See discussion of “Original Issue Discount,” above.) U.S. Holders are advised to consult their own tax advisors as to the application of the OID rules to each U.S. Holder’s situation.

Sale, Exchange, Redemption and Retirement of Amended Notes. A U.S. Holder generally will recognize gain or loss on the sale, exchange, or retirement of an Amended Note in an amount equal to the difference between the amount realized in the transaction (other than amounts attributable to OID, which will be taxable as ordinary income) and the adjusted tax basis of the Amended Note. Gain or loss recognized on the sale or retirement of an

Amended Note by a U.S. Holder that held the Amended Note as a capital asset will be treated as capital gain or loss. If the Amended Note has been held for more than one year, the capital gain or loss will be long-term capital gain or loss.

Other Tax Matters

Reporting Information to the IRS and Backup Withholding. We may be required to provide the IRS with information, including a U.S. holder’s name, address and taxpayer identification number, the aggregate amount of principal and interest paid to that holder during the calendar year and the amount of tax withheld, if any.

If a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or under-reports its tax liability, we may be required to make “backup” withholding of tax on payments of:

•	principal and interest made on an Existing Note or Amended Note;

•	the proceeds of a sale or exchange of an Amended Note before maturity;

•	dividends on Common Stock; and

•	the proceeds of a sale or exchange of Common Stock.

The backup withholding rate is 28% (subject to possible increase after 2010). This backup withholding is not an additional tax and may be credited against the U.S. Holder’s federal income tax liability, provided that the U.S. holder furnishes the required information to the Internal Revenue Service.

THE OFFER

In 2008 and 2009, we sold an aggregate of $6,474,000 in principal amount of 2011 Notes and issued the 2011 Warrants to purchase an aggregate of 1,618,500 shares of Common Stock, of which $3,474,000 in principal amount of 2011 Notes and 2011 Warrants to purchase an aggregate of 868,500 shares of Common Stock remain outstanding; and in 2010 we sold an aggregate of $3,200,000 in principal amount of 2013 Notes and issued the 2013 Warrants to purchase an aggregate of 800,000 shares of Common Stock, of which $1,000,000 in principal amount of 2013 Notes and 2013 Warrants to purchase an aggregate of 250,000 shares of Common Stock remain outstanding. The Existing Notes and Existing Warrants were issued in private placement offerings to accredited investors in reliance on the exemption from registration provided under Rule 506 of Regulation D under the Securities Act. As such, transfer of the Existing Notes and Existing Warrants is restricted pursuant to Rule 144 under the Securities Act.

The Amended Notes and Amended Warrants and shares of Common Stock issuable upon conversion of the Existing Notes and/or Amended Notes and upon exercise of the Amended Warrants will similarly be issued under Rule 506 of Regulation D. As such, the Amended Notes and such shares of Common Stock will be considered to be restricted securities under Rule 144, and any resale thereof will similarly be subject to Rule 144 under the Securities Act.

Terms of the Offer; Period for Converting or Amending Existing Notes and Amending and Exercising Existing Warrants

The Offer is being extended to all holders of the Existing Notes and Existing Warrants. The conversion of or amendments to the Existing Notes and the amendments to and exercise of the Existing Warrants will be effected through the execution and delivery by the holders of an Election in the form attached hereto as Exhibit (a)(2) (each, an “Election,” and collectively, the “Elections”) and the other materials described therein. Subject to the conditions listed below, we will accept Elections which are properly submitted on or prior to the expiration date of the Offer and not withdrawn. The Offer will expire at 11:59 p.m., Eastern time, on December 24, 2010 and will be consummated immediately thereafter. We may extend the period of time during which the Offer is open. Our obligation to accept Elections in the Offer is subject to the conditions listed below in the section entitled “Conditions to the Offer.”

The Offer is subject to certain conditions described below in the section entitled “Conditions to the Offer.”

Subject to applicable securities laws and the terms set forth in this Offering Memorandum, we may waive or alter any and all conditions to the Offer, or extend or amend the Offer in any respect. If we elect to extend the period of time during which the Offer is open, we will give you oral or written notice of the extension and delay, as described below. During any extension of the Offer, all Elections previously submitted and not withdrawn will remain subject to the Offer and may be accepted by us upon the expiration of the Offer. In the case of an extension, we will provide notice to you no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date of the Offer.

We may amend or terminate the Offer and not accept any Elections not previously accepted if any of the conditions described below in the section entitled “Conditions to the Offer” have not been satisfied. We will give you prompt notice of any amendment, termination or non-acceptance.

Conditions to the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept any Elections, and we may terminate or amend the Offer if, at any time before the acceptance of the Elections, any of the following events occurs:

•	the Offer is determined by the SEC to violate any applicable law or any applicable interpretation of the staff of the SEC; or

•	an action or proceeding is pending or threatened in any court or by any governmental agency or third party that might materially impair our ability to proceed with the Offer.

These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive any condition in whole or in part at any time in our sole discretion, if applicable. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time.

Procedures for Submitting Elections

The submission of your Election, once accepted by us, will constitute a binding agreement between you and us, subject to the terms and conditions set forth in this Offering Memorandum and the Election.

The procedure for submitted your Election is as follows: send a properly completed and duly executed Election, together with the other materials described therein, to Helix BioMedix at the following address:

Helix BioMedix, Inc.

22118 20th Avenue SE, Suite 204

Bothell, Washington 98021

Telephone: (425) 402-8400

Attention: R. Stephen Beatty, President and Chief Executive Officer

It is your responsibility to ensure delivery to us of your Election and, if applicable, your original Existing Note(s) and/or original Existing Warrant(s) and the aggregate exercise price for your Amended Warrant(s) prior to the Expiration Date. The method of delivery is your choice; however, we recommend using a courier service such as FedEx or other guaranteed delivery service with tracking features. If you deliver your Election by mail, we recommend registered mail, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery prior to the Expiration Date.

We reserve the right to reject any and all submissions of Elections improperly submitted. We also reserve the right to waive any defects or irregularities or conditions of the Offer as to any Existing Notes or Existing Warrants either before or after the Expiration Date.

If you are a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the Election, you must indicate your status when signing. If you are acting in any of these capacities, you must submit proper evidence satisfactory to us of your authority to so act unless we waive this requirement.

Acceptance of Elections and Consummation of Offer

Upon satisfaction or waiver of all of the conditions to the Offer, we will accept, promptly after the Expiration Date, all Elections that are properly submitted and not withdrawn, consummate the Offer and issue countersigned Elections and certificates for shares of Common Stock issuable upon conversion of Existing Notes and/or upon exercise of the Amended Warrants promptly thereafter. In the event that we do not consummate the Offer or your Election is not accepted for any reason, if applicable we will promptly refund any previously paid exercise price for your Amended Warrant(s) and return your original Existing Note(s) and/or original Existing Warrant(s).

Withdrawal of Submitted Elections

You can withdraw previously submitted Elections at any time until the Offer has expired. In addition, if we have not agreed to accept your submitted Election by 40 business days from the commencement of the Offer, you can withdraw it at any time after that date until we do accept your submitted Election. Properly withdrawn Elections may be resubmitted at any time on or prior to the Expiration Date of the Offer by following one of the procedures described above in the section entitled “Procedures for Submitting Elections.” Your original Existing Note(s) (if applicable) and the exercise price of your Amended Warrant(s) will be held in escrow pending consummation of the Offer and acceptance of your Election, and if you withdraw your Election or if the Offer is not consummated, your original Existing Note(s) will be returned to you and you will receive a full refund of your exercise price.

Expenses

We will use general corporate funds to pay expenses related to the Offer, which are estimated to be $50,000.

Use of Securities Acquired

All Existing Notes that are properly converted and all Existing Warrants that are properly exercised in the Offer will be retired and cancelled. All Amended Notes will continue to remain outstanding as amended, and all Existing Notes and Existing Warrants that are neither amended nor converted or exercised will continue to remain outstanding pursuant to their existing terms.

Accounting Treatment

The conversion of the Existing Notes and exercise of the Existing Warrants into shares of our common stock is expected to be accounted for as an equity transaction. In the event and to the extent that the Existing Notes are amended to mature on July 1, 2015, the Amended Notes will be reclassified to long-term debt. As certain terms and conditions of the Offer provide additional consideration to induce the holders of the Existing Notes and Existing Warrants to convert their respective Existing Notes and/or exercise their respective Amended Warrants, we may incur additional non-cash expenses related to the fair value of such additional consideration. Furthermore, the modification of terms of the Existing Notes could also result in additional expense.

Recommendation

We are not making any recommendation regarding whether you should participate in the Offer and, accordingly, you must make your own determination as to whether to participate.

Solicitation

The solicitation is being made by Helix BioMedix. Solicitations by Helix BioMedix may be made by telephone, facsimile or in person by our officers and regular employees. No commission is being paid in connection with this Offer.

Additional Information

Requests for additional copies of this Offering Memorandum, the enclosed Election, or our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 or Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, may be directed to Helix BioMedix, at the telephone number or address listed below:

Helix BioMedix, Inc.

22118 20th Avenue SE, Suite 204

Bothell, Washington 98021

Telephone: (425) 402-8400

Attention: R. Stephen Beatty, President and Chief Executive Officer

In addition, upon request directed to Helix BioMedix at the telephone number or address listed above, you are welcome to review our operations and facilities and discuss with our directors, officers and management our business, management and financial affairs and ask questions regarding the terms and conditions of the Offer.

DESCRIPTION OF THE AMENDED NOTES AND AMENDED WARRANTS AND

COMPARISON WITH EXISTING NOTES AND EXISTING WARRANTS

Existing Notes and Amended Notes

As described herein, holders of Existing Notes may elect to convert their Existing Notes and accrued interest thereon in the Offer into shares of our Common Stock at a conversion price of $0.60 per share. The Existing Notes currently provide for voluntary conversion as of and at the respective maturity dates at per share prices equal to $1.00 (for the 2011 Notes) and $0.80 (for the 2013 Notes). In connection with the Offer, we are effectively amending the Existing Notes to provide for voluntary conversion of the Existing Notes and accrued interest thereon upon consummation of the Offer into shares of our Common Stock at a conversion price of $0.60 per share. If a holder elects to participate in the Offer by converting such holder’s Existing Note(s), then such Existing Note(s) and accrued interest thereon will be converted upon consummation of the Offer. If a holder does not elect to convert such holder’s Existing Note(s), then, as applicable, (a) if not amended in the Offer, such holder’s Existing Note(s) will continue to provide for voluntary conversion only at the maturity date, or (b) if amended in the Offer, such holder’s Amended Note(s) will provide for voluntary conversion only at the maturity date or prior to any prepayment of the Amended Note(s).

In the event that holders elect not to convert their Existing Notes but to amend such Existing Notes, the Amended Notes will be in the same principal amounts as the Existing Notes, will continue to be unsecured, and will continue to bear interest at a per annum rate equal to 8%. A description of the terms and conditions of the Existing Notes that are being amended in the Amended Notes and a comparison of the Amended Notes with the Existing Notes follows. The other terms and conditions of the Existing Notes are not being amended and would remain unchanged and in full force and effect.

Term:	The maturity dates of unconverted Existing Notes shall be extended such that the Amended Notes will be due and payable on July 1, 2015 if not earlier converted. The following table sets forth the current maturity dates for the Existing Notes as well as the proposed maturity date for the Amended Notes:

Maturity Dates
	2011 Notes	July 1, 2011
	2013 Notes	July 1, 2013
	Amended Notes	July 1, 2015

Conversion Terms:	The conversion terms of unconverted Existing Notes shall be amended so that they are identical, and the applicable conversion prices for unconverted Existing Notes shall be decreased to $0.75, the automatic conversion events shall be amended to include the cumulative trades of more than an aggregate of 1,000,000 shares of our Common Stock in the open market during any 90-day period at a price equal to or greater than $2.50 per share, and the Amended Notes shall be voluntarily convertible prior to any prepayment thereof by us. The election by any holder or holders of Existing Notes to amend their Existing Notes shall not affect the terms and conditions of Existing Notes held by any other holders thereof in any manner whatsoever.

The following table summarizes the current conversion terms of the Existing Notes as well as the proposed conversion terms of the Amended Notes:

Summary Conversion Terms
2011 Notes

—Automatically convert (i) upon consummation by us of a $7.5 million equity financing (including the aggregate principal and accrued interest due on the 2011 Notes), into the securities issued in such financing at a per share price equal to the lesser of the per share price of the securities issued in such financing and $1.00; and (ii) upon consummation by us of a change of control transaction, into shares of our Common Stock at a per share price equal to the lesser of the per share price attributed to our Common Stock in connection with such transaction and $1.00

—Voluntarily convertible at the maturity date into shares of our Common Stock at a per share price equal to $1.00

2013 Notes

—Automatically convert (i) upon consummation by us of a $7.5 million equity financing (including the aggregate principal and accrued interest due on the 2013 Notes), into the securities issued in such financing at a per share price equal to the lesser of the per share price of the securities issued in such financing and $0.80; (ii) upon consummation by us of a change of control transaction, into shares of our Common Stock at a per share price equal to the lesser of the per share price attributed to our Common Stock in connection with such transaction and $0.80

—Voluntarily convertible at the maturity date into shares of our Common Stock at a per share price equal to $0.80

Amended Notes

—Automatically convert (i) upon consummation by us of a $7.5 million equity financing, into the securities issued in such financing at a per share price equal to the lesser of the per share price of the securities issued in such financing and $0.75; (ii) upon consummation by us of a change of control transaction, into shares of our Common Stock at a per share price equal to the lesser of the per share price attributed to our Common Stock in connection with such transaction and $0.75; and (iii) in the event that more than an aggregate of 1,000,000 shares of our Common Stock trade in the open market during any 90-day period at a sale price equal to or greater than $2.50 per share, into shares of our Common Stock at a per share price equal to $0.75

—Voluntarily convertible into shares of our Common Stock at a per share price equal to $0.75 at the maturity date or prior to any prepayment of the Amended Notes

Prepayment:	The prepayment terms of unconverted Existing Notes shall be amended to provide the holders with prior notice and an opportunity to voluntarily convert their Amended Notes into shares of our Common Stock at a per share price equal to $0.75 prior to prepayment.

The following table summarizes the current prepayment terms of the Existing Notes as well as the proposed prepayment terms of the Amended Notes:

Summary Prepayment Terms
Existing Notes	At any time without penalty upon 30 days written notice to the holders thereof

Amended Notes	At any time without penalty upon 30 days written notice to the holders thereof, provided that during such 30-day period, at the option of the holders thereof, the Amended Notes may be voluntarily converted into shares of our Common Stock at a per share price equal to $0.75

Events of Default:	The events of default for unconverted 2013 Notes shall be amended such that the events of default for all of the Amended Notes will be identical.

The following table summarizes the current events of default of the Existing Notes as well as the proposed events of default of the Amended Notes:

Summary Default Events
2011 Notes	(i) failure by us to make timely payment under the 2011 Notes after notice; (ii) a material breach by us of any of our representations and warranties or covenants; or (iii) bankruptcy

2013 Notes

(i) failure by us to make timely payment under the 2013 Notes after notice;

(ii) a material breach by us of any of our representations and warranties or covenants;

(iii) bankruptcy; or

(iv) default by us with respect to the 2011 Notes

Amended Notes	(i) failure by us to make timely payment under the Amended Notes after notice; (ii) a material breach by us of any of our representations and warranties or covenants; or (iii) bankruptcy

Existing Warrants and Amended Warrants

The Amended Warrants will be exercisable for twice the number of shares of our Common Stock as the Existing Warrants and the exercise prices of the Amended Warrants will be reduced as set forth in the table below. If a holder does not amend and exercise such holder’s Existing Warrant(s) in connection with the Offer, such holder’s Existing Warrant(s) will remain outstanding and in full force and effect.

Warrant Exercise Prices
2011 Warrants	$1.00 per share
Amended 2011 Warrants	$0.50 per share
2013 Warrants	$0.80 per share
Amended 2013 Warrants	$0.40 per share

DESCRIPTION OF CAPITAL STOCK

The following describes our common and preferred stock as well as options and warrants to purchase our Common Stock, along with provisions of our certificate of incorporation and our bylaws. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, copies of which have been filed with the SEC.

Our authorized capital stock consists of 100,000,000 shares of Common Stock, $0.001 par value per share, and 25,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

We are authorized to issue 100,000,000 shares of Common Stock, par value $0.001 per share, of which 38,239,776 shares were issued and outstanding at November 23, 2010.

Voting rights. The holders of our Common Stock are entitled to one vote for each share held of record.

Dividends. Holders of record of shares of our Common Stock are entitled to receive dividends when, if and as may be declared by the board of directors out of funds legally available for such purposes, subject to the rights of preferred stockholders. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future.

Liquidation rights. Upon our liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all assets available for distribution after payment in full to creditors and holders of preferred stock.

Other Provisions. The holders of our Common Stock are not entitled to cumulative voting, preemptive rights, subscriptions right or the right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares are validly issued, fully paid and non-assessable.

Preferred Stock

We are authorized to issue 25,000,000 shares of preferred stock. No shares of preferred stock have been issued. Our board of directors has the authority, without action by our stockholders, to issue the preferred shares in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of holders of Common Stock. The effect of the issuance of any shares of preferred stock upon the rights of holders of Common Stock may include diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of our company without further action by the stockholders.

Series A Junior Participating Stock

Of our authorized preferred stock, 220,000 shares of Preferred Stock, $0.001 par value, are designated “Series A Junior Participating Preferred Stock” with the powers, preferences, rights, qualifications, limitations and restrictions specified herein (“Junior Preferred Stock”). Each share of Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Junior Preferred Stock will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Junior

Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary anti-dilution provisions. The Junior Preferred Stock would rank junior to any other series of our preferred stock.

The number of shares of Junior Preferred Stock may be increased or decreased by resolution of the board of directors; provided, that no decrease may reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by us convertible into Junior Preferred Stock.

On August 15, 2003, our Board of Directors approved the adoption of a Stockholder Rights Agreement pursuant to which all of our stockholders as of September 15, 2003 and thereafter received rights to purchase shares of Junior Preferred Stock. The rights were distributed as a non-taxable dividend and expire September 15, 2013. The rights will be exercisable only if a person or group acquires 15 percent or more of our Common Stock or announces a tender offer for 15 percent or more of our Common Stock. If a person acquires 15 percent or more of our Common Stock, all rights holders, except the buyer, will be entitled to acquire our Common Stock at a discount.

2000 Stock Option Plan

Our 2000 stock option plan was adopted by our board of directors and approved by our stockholders in December 2000. As of September 30, 2010, there were 5,355,000 shares of Common Stock reserved for issuance pursuant to the 2000 Plan, of which 1,486,050 shares remained available for future grants.

The stock option plan provides for the grant to our employees (including officers and employee directors) of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, and for the grant of non-statutory stock options and stock purchase rights to employees, officers, directors (including non-employee directors) and consultants. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, any such excess options shall be treated as nonstatutory options.

The stock option plan is administered by the board of directors (the “Administrator”). The Administrator determines the terms of options and stock purchase rights granted under the stock option plan, including the number of shares subject to option, exercise price, term and exercisability. The exercise price of all incentive stock options granted under the stock option plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the voting power of our outstanding capital stock must be at least equal to 110% of the fair market value of the Common Stock on the date of grant. The exercise price of all nonstatutory stock options cannot be less than 85% of the fair market value of the Common Stock on the date of grant, except in the case of 10% stockholders, in which case the exercise price cannot be less than 110% of the fair market value of the Common Stock. Payment of the exercises, subject to the approval of the Administrator, may be made in cash, check, promissory note, delivery of shares of our Common Stock, subject to certain conditions, net exercise of the option, any combination of the foregoing, or other consideration approved by the Administrator. The term of the options granted under the stock option plan may not exceed ten years; provided, however, that the term of an incentive stock option granted to a 10% stockholder may not exceed five years. An option may not be transferred other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee only by such optionee or by a permitted transferee.

The board of directors has the authority to amend or terminate the stock option plan as long as such action does not adversely affect any outstanding option or stock purchase right and provided that, to the extent necessary and desirable to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Section 422 of the Internal Revenue Code of 1986, as amended, stockholder approval shall be obtained for any amendment to the stock option plan.

Warrants

In addition to the Existing Warrants, as of September 30, 2010, there were warrants outstanding to purchase an aggregate of 2,533,819 shares of our Common Stock at per share exercise prices ranging from $0.25 to $6.00.

Delaware and Washington Antitakeover Law and Other Antitakeover Provisions

Provisions of the Delaware General Corporation Law and our charter documents could make our acquisition and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

We are subject to the provisions of Section 203 of Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time that the person became an interested stockholder unless, subject to exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder: is a person who, together with affiliates and associates, owns or within three years prior, did own, 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control without further action by our stockholders.

In addition, Chapter 19 of the Washington Business Corporation Act generally prohibits a “target corporation” from engaging in certain significant business transactions with a defined “acquiring person” for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s Board of Directors prior to the time of acquisition. This provision may have the effect of delaying, deterring or preventing a change in control of our company. The existence of these anti-takeover provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock.

Our bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent and further provide that special meetings of stockholders can be called only by the board of directors, the chairman of the board, if any, and the Chief Executive Officer. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purposes stated in the notice of the meeting. Our bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

In addition, our board of directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders. Directors hold office until the end of their terms or until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and we file annual, quarterly and current reports and other information with the SEC. Our reports filed with the SEC may be viewed at the public reference facility maintained by the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549 on the SEC’s website at http://www.sec.gov.

INCORPORATION OF INFORMATION FILED WITH THE SEC

We hereby incorporate by reference the documents listed below and any future filings made by us with the SEC under the Exchange Act after the date of this Offering Memorandum until this Offer is completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

We will provide without charge to each person to whom a copy of this Offering Memorandum is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Offering Memorandum (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Offering Memorandum incorporates). Requests should be directed to:

Helix BioMedix, Inc.

22118 20th Avenue SE, Suite 204

Bothell, Washington 98021

Telephone: (425) 402-8400

Attention: R. Stephen Beatty, President and Chief Executive Officer

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their report included therein.